UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Comcast Corporation

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Notice of 2024 Annual Meeting of Shareholders and Proxy Statement

2023 Company Highlights

Strong Execution on Key Strategic Priorities
Connectivity & Platforms
Over 52 million customer relationships at year end, contributing more than $50 per month on average in Adjusted EBITDA per customer relationship in 2023
Largest internet service provider in the U.S. and second-largest provider in the U.K.
Began rolling out multi-gigabit symmetrical broadband speeds powered by DOCSIS 4.0 technology; started in select U.S. markets and announced plans to offer these speeds and other advanced capabilities across our entire U.S. footprint
Business Services Connectivity approached $10 billion in annual revenue, continuing to serve as a high margin growth engine
Increased wireless customer lines in the U.S. by 24% to 6.6 million in 2023 and increased domestic wireless revenue by 19%
Grew International Connectivity revenue by 23% in 2023

Content & Experiences
Theme Parks increased revenue by 19% to $8.9 billion and Adjusted EBITDA by 25% to $3.3 billion in 2023
Peacock remained the fastest growing streaming service in the U.S. in 2023; Peacock paid subscribers increased by nearly 50% to 31 million and Peacock revenue increased by 62% to $3.4 billion from 2022 to 2023
Ranked #1 film studio in worldwide box office in 2023, including 3 of the top 5 films: Super Mario Bros. Movie, Oppenheimer and Fast X
Sky Sports remained a premier service for U.K. sports fans, extending its Formula 1 partnership and inking a new deal for rights to the Premier League

Corporate Responsibility Initiatives
Digital Equity
Over a decade of commitment to using our platforms and reach to help advance digital equity
Empowering thousands of Digital Navigators to help more people connect to the internet, get devices and access skills training and other digital literacy resources
Participating in federal, state and local programs designed to fund expansion of broadband to unserved and underserved Americans

Diversity, Equity & Inclusion
Nine employee resource groups open to all with approximately 36,000 members in 250 chapters dedicated to developing the careers of our employees, contributing to community service and building on an inclusive and collaborative workplace and culture
Supported 13,500 small businesses through Comcast RISE to date, including 500 recipients of monetary, marketing and technology grants in 2023

Environmental Sustainability	Working toward 2035 carbon neutral goal Over 30% reduction in Scope 1 and 2 emissions between our 2019 base year and 2022

NOTE ABOUT FORWARD-LOOKING STATEMENTS AND WEBSITE REFERENCES

This proxy statement includes statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Forward-looking statements are not historical facts or statements of current conditions, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These may include estimates, projections and statements relating to our business plans, objectives and expected operating results and statements regarding environmental, social and governance-related plans and goals, which are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “strategy,” “future,” “opportunity,” “commit,” “plan,” “goal,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; consumer acceptance of our content; programming costs; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; labor disputes; laws and regulations; adverse decisions in litigation or governmental investigations; and other risks described from time to time in reports and other documents we file with the Securities and Exchange Commission (“SEC”). There are also certain risks and challenges we may face in meeting our environmental goals that are beyond our control, including political, economic, regulatory and geopolitical conditions, supply chain and labor issues, supplier emissions reductions, the evolution of carbon offset markets and innovations in technology and infrastructure.

In evaluating these statements, you should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the SEC. The inclusion of forward-looking and other statements in this proxy statement or on our website that may address our corporate responsibility initiatives, progress, plans and goals is not an indication that they are necessarily material to investors or required to be disclosed in our filings with the SEC. Such statements may contain estimates, make assumptions based on developing standards that may change and provide aspirational goals and commitments that are not intended to be promises or guarantees. Readers are cautioned not to place undue reliance on forward-looking statements and such other statements, which speak only as of the date they are made. We undertake no obligation to update or revise publicly any forward-looking or such other statements, whether because of new information, future events or otherwise. Additionally, none of the statements, reports, policies or other content on our website, or any other websites or reports referenced or discussed in this proxy statement, are deemed to be part of, or incorporated by reference into, this proxy statement.

1	2024 Proxy Statement

Message from Our Chairman and CEO and Our Lead Independent Director

Dear Shareholders,

We are pleased to report that 2023 was another record year for Comcast. We delivered some of our best financial results in history, returned $16 billion of capital to shareholders and raised our dividend for the 16th consecutive time.

Our strong performance was fueled by meaningful investments and execution across our six key growth areas – residential broadband, mobile, business services, theme parks, studios and streaming. In broadband, we continue to provide unmatched products and expand our fiber rich network. With connected devices and high-bandwidth consumption constantly increasing, we continued to enhance capacity, reliability and speed to ensure we’re ready to outpace demand today and in the future. Comcast Business is generating nearly $10 billion in revenue with very healthy margins, and Xfinity Mobile is seeing consistent and healthy subscriber growth, with significant runway still ahead.

At the same time, we’re creating unparalleled entertainment experiences that delight viewers and guests. Our film business ranked #1 by worldwide box office in 2023, buoyed by blockbuster hits such as Oppenheimer, which earned seven Academy Awards, including Best Picture. Peacock remained the fastest growing streaming service in America in 2023, increasing paid subscribers by nearly 50% to 31 million. And, at Theme Parks, we achieved record-high revenue and Adjusted EBITDA and have a pipeline of exciting new attractions and experiences coming soon, including the much-anticipated opening of Epic Universe in 2025.

In 2023, we welcomed Tom Baltimore, Chairman, President and Chief Executive Officer of Park Hotels & Resorts, Inc., and Louise Brady, Co-Founder and Managing Partner of Piedmont Capital, to our Board, and in 2024, Wonya Lucas, former Chief Executive Officer of Hallmark Media, joined our Board. They are all impressive leaders, and we look forward to their contributions in the coming years. We’d also like to thank Gerald Hassell and Maritza Montiel, who have reached our director retirement age, for their invaluable insight and leadership during their tenure.

We enter 2024 with momentum and confidence in our long-term strategy to drive innovation, growth and shareholder value. We remain committed to delivering world-class connectivity, content and experiences to millions worldwide while also leveraging our unique resources to make a positive impact on our communities and the planet.

As always, we extend our heartfelt appreciation to our Board and management team, and the 186,000 passionate employees who propel our company forward every day. We are also grateful for the continued trust and support of our shareholders.

Sincerely,

Brian L. Roberts Chairman and Chief Executive Officer	Edward D. Breen Lead Independent Director

2024 Proxy Statement	2

Notice of 2024 Annual Meeting of Shareholders of Comcast Corporation

Date	Time	Place	Who Can Vote
June 10, 2024	Online check-in opens: 8:45 a.m. Eastern Time Meeting begins: 9:00 a.m. Eastern Time	Meeting live via the internet: comcast.onlineshareholdermeeting.com	Shareholders of record on April 1, 2024

Voting Items	Board Voting Recommendation
PROPOSAL 1: Elect Directors	FOR each nominee
PROPOSAL 2: Ratify appointment of independent auditors	FOR
PROPOSAL 3: Advisory vote to approve executive compensation	FOR
PROPOSAL 4: Vote on shareholder proposal if properly presented	AGAINST

Only shareholders of record on April 1, 2024 may vote and participate during the meeting. If the meeting is adjourned because a quorum is not present, then shareholders who attend the reconvened meeting will constitute a quorum for the purpose of acting upon the matters presented at that meeting pursuant to the rules described in “Information about Stock Ownership – Outstanding Shares and Voting Rights” in the attached proxy statement.

The Notice of Internet Availability of Proxy Materials is being mailed, and the attached proxy statement is being made available, to our shareholders beginning on or about April 26, 2024.

Your vote is important. Please vote your shares promptly. To vote your shares, you can:

Use the internet, as described in the Notice of Internet Availability of Proxy Materials and on your proxy card.	Call the toll-free telephone number set forth in the attached proxy statement and on your proxy card.	Complete, sign and date your proxy card and return your proxy card by mail.

April 26, 2024

Thomas J. Reid
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on June 10, 2024: Our proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 are available at www.proxyvote.com.

3	2024 Proxy Statement

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About Comcast

Our Company

Comcast Corporation (“Comcast,” the “Company,” “we,” “our” or “us”) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach customers, viewers and guests worldwide. We deliver world-class broadband, wireless, video and voice services through Xfinity, Comcast Business and Sky; produce, distribute and stream leading entertainment, sports and news through brands including NBC, Telemundo, Universal, Peacock and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences.

2023 Performance Overview

We produced strong financial results and continued to execute against our long-term strategy in 2023. We invested for the future; maintained a strong balance sheet; and returned a significant amount of capital to shareholders. Our 2023 consolidated financial results were strong, with contributions from across our company, underscoring our business resilience, strategic decision-making and capital allocation priorities, driven with a view toward growth and creating long-term value. As described in “Compensation Discussion and Analysis” below, revenue, Adjusted EBITDA and Free Cash Flow are among the key metrics used in our executive compensation program.

Revenue ($ in billions)	Net Income Attributable to Comcast(1) ($ in billions)	Adjusted EBITDA(2) ($ in billions)

Net Cash Provided by Operating Activities ($ in billions)	Free Cash Flow(2) ($ in billions)

REVENUE ($ in billions) $140 $105 $70 $35 $0 $116.4 2021 $121.4 2022 $121.6 2023 NET INCOME ATTRIBUTABLE TO COMCAST (1) ($ in billions) $16 $12 $8 $4 $0 $14.2 2021 $5.4 2022 $15.4 2023 ADJUSTED EBITDA (2) ($ in billions) $40 $30 $20 $10 $0 $34.7 2021 $36.5 2022 $37.6 2023 NET CASH PROVIDED BY OPERATING ACTIVITIES ($ in billions) $35 $28 $21 $14 $7 $0 $29.1 2021 $26.4 2022 $28.5 2023 FREE CASH FLOW (2) ($ in billions) $20 $15 $10 $5 $0 $17.1 2021 $12.6 2022 $13.0 2023
(1)	In the third quarter of 2022, we recorded noncash impairment charges related to Sky goodwill and intangible assets totaling $8.6 billion. The impairments primarily reflected an increased discount rate and reduced estimated future cash flows as a result of macroeconomic conditions in Sky’s territories. The impairments are recorded in “Goodwill and long-lived asset impairments” in the Condensed Consolidated Statement of Income.
(2)	Reconciliations of non-GAAP financial metrics to GAAP are set forth in Appendix A.

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2023 key reported results included:

●	Connectivity & Platforms – We continued to make significant investments in our technology and network to stay ahead of data consumption trends that reflect customers’ increasing demands and to further differentiate our broadband offering and experience. We increased the number of domestic homes and businesses passed by 1.1 million to 62.5 million, deployed mid-split technology to 35% of our footprint and began rolling out multi-gigabit symmetrical speeds in select markets. Connectivity & Platforms revenue was consistent with the prior year period at $81.2 billion. Adjusted EBITDA increased 3.4% to $32.2 billion, or 3.5% on a constant currency basis. See Appendix A for a reconciliation.
●	Content & Experiences – We continued to entertain and inspire our audiences and guests by creating and leveraging our world-class IP and fan favorite franchises. In 2023, Universal Pictures was the highest-grossing studio at the worldwide box office, with three of the top five highest-grossing films, and we continued to build new destinations and experiences at our theme parks around the world. In Media, we continued to deliver leading sports, news and entertainment, and Peacock, our streaming service, was the fastest-growing streamer in 2023 with U.S. paid subscribers increasing nearly 50% to 31 million and revenue increasing 57% to $3.4 billion. Content & Experiences revenue was consistent with the prior year period at $43.2 billion, and Adjusted EBITDA increased 5.4% to $6.7 billion.

We also worked together across our complementary, high-performing business units, as well as with external partners, to continue to accelerate convergence in media and technology. For example, in January 2024, we successfully executed the first exclusively streamed NFL Wild Card game, with engineers across NBC Sports, Peacock and Connectivity & Platforms collaborating to deliver the largest ever viewing event on the internet in the U.S.

Lastly, in 2023, we made cash dividend payments of $4.8 billion and repurchased $11.0 billion of our common stock, resulting in a total return of capital to shareholders of $15.8 billion. In January 2024, we announced our 16th consecutive annual increase to our planned annual dividend by $0.08 per share, or 6.9%, to $1.24 per share on an annualized basis.

Spotlight on Our Corporate Responsibility Initiatives

Our most significant corporate responsibility initiatives are reviewed with our Board of Directors and its committees. Our Audit Committee oversees financial reporting and accounting matters, internal and disclosure controls, our enterprise risk management (“ERM”) process and cybersecurity and significant business continuity risks. Our Compensation and Human Capital (“CHC”) Committee reviews programs and strategies with respect to human capital management and employee engagement and oversees succession planning. Our Governance and Corporate Responsibility (“GCR”) Committee oversees significant environmental and social issues, risks and trends, including harassment and discrimination matters, as well as privacy and political and lobbying activities. For more information about our Board’s oversight of these issues, see “Corporate Governance and Board Matters – Board Structure and Responsibilities – Board and Committee Strategy, Risk and Oversight Responsibilities.”

We provide reports on various corporate responsibility issues and initiatives that are of interest to our stakeholders, including our shareholders, employees, customers, suppliers and the communities where we operate, on our ESG Reporting website at www.cmcsa.com/esg-reporting, including our Impact Report, EEO-1 Data Report, Sustainability Accounting Standards Board (“SASB”) Report, Task Force on Climate-Related Financial Disclosures (“TCFD”) Report, Carbon Footprint Data Report and reporting on our political and trade association activities. None of the statements, reports, policies, resources or other content on our website, or any other websites or reports referenced or discussed in this proxy statement, are deemed to be part of, or incorporated by reference into, this proxy statement.

Digital Equity

As a media and technology company, we have a unique opportunity to address digital inequities to help create a more equitable society. For more than a decade, we have connected a cumulative total of more than 10 million low-income Americans to the internet through our Internet Essentials program. At the same time, we have sought to improve access to digital tools and resources, invested in organizations that help people build digital skills, and partnered with broadband industry peers, schools, governments, nonprofits, businesses and communities to help advance digital equity.

In 2023, we continued our efforts to extend our broadband services to unserved and underserved Americans by:

●	Participating responsibly in the federal government’s Affordable Connectivity Program, which enabled qualifying lower-income customers to apply a financial subsidy to our broadband services, allowing them to receive our

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Internet Essentials service or our enhanced Internet Essentials Plus service with twice the download speed – up to 100 Mbps – for free.
●	Participating in federal, state and local programs designed to fund the expansion of broadband to unserved and underserved Americans and extending our network to new areas where reliable, high-speed internet services had been unavailable.
●	Investing directly in community-based initiatives and programs to launch, support and scale digital navigator programs across the country. Digital navigators are trusted individuals affiliated with local nonprofits, educational institutions and governmental organizations who are trained to help more people sign up for internet service, get devices and connect to skills training and other digital literacy resources.
●	Continuing to support third-party organizations that are helping to create access to skills and training, so more people can secure jobs and climb the economic ladder.

Diversity, Equity & Inclusion

We embrace diversity of background, culture, skills and experience throughout our business. Our ongoing efforts in this regard are reviewed and discussed by our Board and/or its committees, our senior leadership teams, our rotating Diversity, Equity & Inclusion (“DE&I”) Employee Advisory Council and our external DE&I Advisory Council.

Board of Directors and Workforce

(Workforce statistics based on U.S. full-time employees as of year-end 2023)

Board of Directors Nominees		Overall Workforce

30% of our Board nominees are women	40% of our Board nominees are people of color	37% of our employees were women	46% of our employees were people of color

VP+		Director-Level Employees

45% of our Vice Presidents & above were women	26% of our Vice Presidents & above were people of color	44% of our Director-level employees were women	32% of our Director-level employees were people of color
30% 70% 30% 10% 37% 63% 16% 8% 17% 4% 0.4% 45% 55% 6% 10% 8% 2%% 0.1% 44% 56% 7% 13% 9% 3% 0.3%

Black and African American	Asian and Pacific Islander	Hispanic and Latino/a/e	2+ Races	Indigenous

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●	Employee Resource Groups (“ERGs”): We support nine ERGs with approximately 36,000 members in 250 chapters that are voluntary, employee-led organizations open to all across our business dedicated to developing the careers of our employees, contributing to community service and building on an inclusive and collaborative workplace and culture. Each ERG has executive sponsors and receives annual funding, as well as the opportunity to receive further financial support for cross-ERG events to bring collaborative and innovative programming to all employees.
●	DE&I Education and Training: We offer a variety of training programs and initiatives focused on creating a more inclusive workplace culture, including company-wide forums like our DE&I speaker series, along with an enterprise-wide learning catalog.
●	External Input: We routinely engage third-party consultants and leverage third-party survey instruments to review and evaluate workforce-related programs and recommend opportunities for improvement. We also leverage the expertise of our external DE&I Advisory Council composed of business, political and civil rights leaders to help us learn from others and collaborate to help find solutions to challenges.

Diverse Programming and Platforms

We strive to have diverse perspectives that resonate with a wide range of audiences in our programming at NBCUniversal and in the content we distribute on our media platforms. Through our platforms, we share culturally representative stories and educate our viewers on diverse and inclusive cultures, perspectives and experiences, including through a vast ecosystem of diverse content on Xfinity (including curated On Demand destinations) and NBCUniversal’s ‘The More You Know’ series of public service announcements.

Human Capital Management

As a global media and technology company, we have a wide range of employees, including management professionals, technicians, engineers, call center employees, theme park employees and media talent and production employees. Our human capital management policies, programs and initiatives are tailored to the specific employee populations within our businesses and include the following:

●	Employee Engagement: We seek to create an engaged workforce through proactive listening and constructive dialogue, including through employee engagement surveys, as well as through the nine ERGs described above. We are committed to creating an environment that encourages employees to ask questions, raise concerns and speak up about a workplace issue or suspected illegal or unethical conduct. We provide several channels for speaking up without fear of retaliation, including a helpline and web portal that are administered by an independent third-party company and allow for anonymous reporting when permitted by applicable laws. Our Board, through its committees, also receives periodic reports on our employee engagement surveys and employee concerns reported through our Comcast NBCUniversal Listens and Sky Listens programs.
●	Talent Development and Succession Planning: We provide a wide variety of opportunities for professional growth for all employees with in-classroom and online trainings and on-the-job experience, including as described above in “Diversity, Equity & Inclusion.” We also offer education tuition assistance to full-time employees in the United States. Our Board discusses succession planning for our CEO and the remainder of our senior executive management team annually on a formal basis and in private sessions at most of its regularly scheduled meetings. Throughout the year, our senior executive management team, as well as a broader array of executives throughout our businesses, make presentations to the Board and its committees and interact with our directors informally outside of regularly scheduled Board meetings, which provides directors with meaningful insight into our current pool of talent, what attracts and retains our executives and our company culture. See “Corporate Governance and Board Matters – Corporate Governance Practices, Policies and Processes – Succession Planning” for additional information.
●	Health and Welfare Benefits: We offer a robust portfolio of health and welfare programs and solutions designed to meet the unique needs of our employees and their families, delivered through a consistent and seamless member experience. Our offerings include comprehensive and affordable health care coverage options along with a variety of additional tools and resources, including access to dedicated health care navigators, expert medical opinion services, virtual primary care services and a diabetes management program. In addition, we offer comprehensive family planning options, including for adoption and surrogacy, and provide specialized support teams to help employees manage all stages in the family planning journey, including the first few months of parenthood. We continue to invest in the emotional wellbeing of our employees and offer a broad array of tools and resources such as our Employee Assistance Program, which provides personal counseling sessions to support employees and their

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families and provide problem-solving support for a broad range of issues, including stress, anxiety, depression, substance use and more. We also offer various digital emotional wellbeing tools, including child learning and behavior support, meditation, stress management, sleep issues, depression, chronic pain and substance use.
●	Financial Benefits: We focus on attracting and retaining employees by providing compensation and benefits packages that are competitive within the applicable market, taking into account the job’s location and responsibilities. We provide competitive financial benefits such as a 401(k) retirement plan in the United States with a company match and other retirement arrangements internationally. We have employee stock purchase plans in the United States, United Kingdom, India and several other European countries where most of our full-time and part-time employees can purchase our stock at a discount. We generally grant equity awards on an annual basis to a meaningful portion of our employees, with over 20,000 employees receiving such awards in 2023. We offer financial literacy training and counseling to support employees in making their own financial decisions.

Environmental Sustainability

In 2023, we continued to work toward our goal to become carbon neutral by 2035 for Scope 1 and 2 emissions across our global operations. We reduced our Scope 1 and 2 greenhouse gas emissions by over 30% between our 2019 base year and 2022, and are working toward setting near-term science-based greenhouse gas reduction targets with the Science Based Targets initiative.

While we expect to continue making progress toward our environmental goals, our goals are subject to certain risks and challenges that are beyond our control, including political, economic, regulatory and geopolitical conditions, supply chain and labor issues, supplier emissions reductions, the evolution of carbon offset markets and innovations in technology and infrastructure.

Political and Trade Association Activities

Our code of conduct, statement on political and trade association activities, semi-annual political contributions reports and annual tax-exempt organization disclosures provide information about our political, lobbying and trade association activities. Our GCR Committee is responsible for overseeing our political, lobbying and trade association activities. In 2023, we received the leading “Trendsetter” designation from the CPA Zicklin Index of Corporate Political Disclosure and Accountability for our transparency and accountability in political and trade association disclosure, policy and oversight.

Integrity

Our company’s culture is built on integrity and respect, and we live our core value of doing what’s right by conducting ourselves in a way that maintains trust and respect around the globe. As set forth in our code of conduct, our principles of business conduct guide us to act with integrity in everything we do, including our commitment to do what’s right for our employees, customers, viewers, investors and the communities we serve. We are committed to creating an environment that encourages employees to ask questions, raise concerns and speak up without fear of retaliation.

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Corporate Governance and Board Matters

Proposal 1:
Election of Directors
Our Board unanimously recommends that shareholders vote “FOR” the election of each of the nominees for director.

Board of Directors Nominees

Board Snapshot

INDEPENDENCE	DIVERSITY (GENDER & RACE)*	INDEPENDENT DIRECTOR TENURE

Independent: 90% Independent - 9 Non-independent - 1 Diverse: 60% Racial/Ethnic Diversity - 40% Female - 30% Average Tenure: 8.4 years < 5 years - 3 5-10 years - 3 > 10 years - 3 Brian L. Roberts, 64 Chairman of the Board, President and CEO Director Since: March 1988 Committee Membership: None Kenneth J. Bacon, 69 Independent Director Director Since: November 2002 Committee Membership: Governance and Corporate Responsibility Committee Thomas J. Baltimore, Jr., 60 Independent Director Director Since: March 2023 Committee Membership: Audit Committee Madeline S. Bell, 62 Independent Director Director Since: February 2016 Committee Membership: Governance and Corporate Responsibility Committee Louise F. Brady, 59 Independent Director Director Since: October 2023 Committee Membership: Audit Committee Edward D. Breen, 68 Lead Independent Director Director Since: February 2014 Committee Membership: Compensation and Human Capital Committee Jeffrey A. Honickman, 67 Independent Director Director Since: December 2005 Committee Membership: Audit**and Governance and Corporate Responsibility Committees Wonya Y. Lucas, 63 Independent Director Director Since: April 2024 Asuka Nakahara, 68 Independent Director Director Since: February 2017 Committee Membership: Audit Committee David C. Novak, 71 Independent Director Director Since: December 2016 Committee Membership: Compensation and Human Capital Committee Non-independent – 1 Non-Diverse – 4 Diverse – 6 Independent – 9 Board Nominees

*	See “— Director Skills, Experience and Diversity” below and Nasdaq Board Diversity Matrix in Appendix B for additional information.
**	Audit Committee Financial Expert

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Board Refreshment

Thomas J. Baltimore, Jr. and Louise F. Brady joined our Board in March and October 2023, respectively, and Wonya Y. Lucas joined our Board in April 2024. Gerald L. Hassell and Maritza G. Montiel are not director nominees for our 2024 annual meeting due to having reached our retirement age of 72, and their terms will end on the date of our annual meeting in June.

Director Skills, Experience and Diversity

As baseline director qualifications, our Board seeks, and each of our directors possesses, key attributes that we deem critical in being a director, including strong and effective decision-making, communication and leadership skills; high ethical standards, integrity and values; and a commitment to representing the long-term interests of our shareholders. Our Board, and the GCR Committee in turn, also consider certain director qualifications and skills, including those highlighted below, to select directors that bring to the Board a diversity of backgrounds, cultures, skills, experiences, qualifications, viewpoints and perspectives to oversee and address the current issues facing our company.

Our Board and each of its committees assess their effectiveness as part of their annual self-assessment, which, among other things, evaluates the overall composition of our Board, including the diversity of skills and backgrounds of our directors. In evaluating current directors for renomination to the Board or reappointment to Board committees, the GCR Committee also considers the director’s performance, as well as the current challenges and needs of the Board and each committee. The GCR Committee further considers each director’s ability to dedicate sufficient time, energy and attention to the fulfillment of his or her duties when it nominates directors each year. In accordance with our corporate governance guidelines, an independent director who is a chief executive officer of a public company may serve on the boards of no more than two other public companies in addition to our Board, while all other independent directors may serve on up to four public company boards in total. The Board also considers directors’ other obligations and commitments, including leadership positions the director may hold on other boards, in assessing directors’ ability to dedicate sufficient time to our Board. In renominating directors for election at our 2023 annual meeting, the GCR Committee and Board have determined that each of our director nominees is currently in compliance with our corporate governance guidelines and has sufficient time, energy and attention to serve on our Board.

KENNETH J. BACON THOMAS J. BALTIMORE, JR. MADELINE S. BELL LOUISE F. BRADY EDWARD D. BREEN JEFFREY A. HONICKMAN WONYA Y. LUCAS ASUKA NAKAHARA DAVID C. NOVAK BRIAN L. ROBERTS

Executive Leadership Relevant Industry Experience Consumer Products/Customer-Oriented Technology Financial/Accounting Risk Management Oversight International Government Affairs Human Capital Management Non-Profit/Educational/Philanthropic

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Director Nominee Biographies

Kenneth J. Bacon	Independent
Partner at RailField Partners
Age: 69 Director since: November 2002 Committees: Governance and Corporate Responsibility	Other Current Public Company Directorships: Ally Financial Inc., Arbor Realty Trust, Inc., Welltower Inc.

Career Highlights:

●	Partner, RailField Partners, a financial advisory and asset management firm, 2012 – Present
●	Executive Vice President of the multifamily mortgage business, Fannie Mae, 2005 – 2012
●	Interim Executive Vice President, Housing and Community Development, Fannie Mae, January 2005 – July 2005
●	Member, National Multifamily Housing Council

Skills and Qualifications:

We believe that Mr. Bacon’s significant experience in senior executive leadership, regulatory and government affairs, risk management and the financial and housing industries renders him qualified to serve as one of our directors.

Executive Leadership	Financial/ Accounting	Risk Management Oversight	Government Affairs	Non-Profit/ Educational/ Philanthropic

Thomas J. Baltimore, Jr.	Independent
Chairman, President and Chief Executive Officer of Park Hotels & Resorts
Age: 60 Director since: March 2023 Committees: Audit	Other Current Public Company Directorships: American Express Company, Park Hotels & Resorts, Inc. Former Public Company Directorships: AutoNation, Inc., Prudential Financial, Inc.

Career Highlights:

●	Chairman, President and Chief Executive Officer of Park Hotels & Resorts, Inc., a lodging and real estate investment trust, 2017 – Present
●	President, Chief Executive Officer and Member of Board of Trustees of RLJ Lodging Trust, 2011 – 2016
●	Co-Founder and President, RLJ Development, LLC, 2000 – 2011
●	Various management positions at Hilton Hotels Corporation, Marriott Corporation and Host Marriott Services Corporation
●	Board Member, University of Virginia Investment Management Company
●	Board Member, The Real Estate Roundtable
●	Executive Committee Member, American Hotel & Lodging Association
●	Board Member, UVA McIntire School of Commerce Foundation

Skills and Qualifications:

We believe that Mr. Baltimore’s executive leadership experience as a president and chief executive officer, extensive risk management, finance and strategy expertise, as well as his experience in the hospitality industry, render him qualified to serve as one of our directors.

Executive Leadership	Relevant Industry Experience	Consumer Products/ Customer-Oriented	Financial/ Accounting	Risk Management Oversight

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Madeline S. Bell	Independent
President and Chief Executive Officer of The Children’s Hospital of Philadelphia
Age: 62 Director since: February 2016 Committees: Governance and Corporate Responsibility

Career Highlights:

●	President and Chief Executive Officer, The Children’s Hospital of Philadelphia (“CHOP”), a top-ranked children’s health system and research institute, 2015 – Present
●	Multiple Leadership Roles, including Chief Operating Officer, CHOP, 1995 – 2015
●	Began career as a pediatric nurse in 1983, moved from a variety of different nursing roles into hospital administration in 1989 and holds a Master of Science in Organizational Dynamics from the University of Pennsylvania
●	Board Member, Leonard Davis Institute of Health Economics
●	Board Member, Solutions for Patient Safety
●	Executive Committee Member, Greater Philadelphia Chamber of Commerce and Member, CEO Council for Growth
●	Former Board Chair, Federal Reserve Bank of Philadelphia

Skills and Qualifications:

We believe that Ms. Bell’s experience and leadership of CHOP, including her oversight of risk management efforts, and her experience in the non-profit community render her qualified to serve as one of our directors.

Executive Leadership	Consumer Products/ Customer-Oriented	Risk Management Oversight	Non-Profit/ Educational/ Philanthropic

Louise F. Brady	Independent
Co-Founder and Managing Partner of Piedmont Capital Partners, LLC, Piedmont Capital Partners II, LLC and Piedmont Capital Investments, LLC
Age: 59 Director since: October 2023 Committees: Audit	Other Current Public Company Directorships: Travel + Leisure Co.

Career Highlights:

●	Co-Founder and Managing Partner of Piedmont Capital Partners, LLC, Piedmont Capital Partners II, LLC and Piedmont Capital Investments, LLC, 2013, 2019 and 2020, respectively – Present
●	President of Blue Current, Inc., 2014 – Present
●	Vice President of Investments at Wells Fargo Advisors Financial Services, 1996 – 2013
●	Board Member, Piedmont Triad Partnership
●	Board Member, The Bryan Foundation
●	Co-Chair, Advisory Board, The Shuford Program in Entrepreneurship, University of North Carolina at Chapel Hill
●	Co-Chair, Board of Directors, Shift_Ed

Skills and Qualifications:

We believe that Ms. Brady’s extensive experience in the venture capital portfolio management, commercial banking and technology sectors, notably as it relates to developing innovative technologies in start-up companies, as well as her considerable financial expertise, render her qualified to serve as one of our directors.

Executive Leadership	Technology	Financial/Accounting

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Edward D. Breen	Lead Independent Director
Chief Executive Officer and Executive Chairman of DuPont de Nemours, Inc.
Age: 68 Director since: February 2014 Committees: Compensation and Human Capital	Other Current Public Company Directorships: DuPont de Nemours, Inc. Former Public Company Directorships: Corteva, Inc., DowDuPont Inc., International Flavors & Fragrances, Inc.

Career Highlights:

●	Chief Executive Officer (since 2020) and Executive Chairman (since 2019), DuPont de Nemours, Inc., a provider of technology-based materials, ingredients and solutions
●	Chief Executive Officer and Chairman, DowDuPont and predecessors, 2015 – 2019
●	Chief Executive Officer, Tyco International Ltd., 2002 – 2012; Chairman until 2016
●	Previous President and Chief Operating Officer, Motorola, and multiple leadership roles, Motorola’s
Networks Sector and Motorola’s Broadband Communications Sector
●	Chairman, President and CEO, General Instrument Corporation, 1997 – 2000
●	Previously a director of Comcast from 2005 – 2011
●	Chair, Board of Trustees, Grove City College
●	Board of Trustees, Lebanon Valley College
●	Board of Trustees, The Hun School of Princeton

Skills and Qualifications:

We believe that Mr. Breen’s extensive experience in the technology, equipment supplier and consumer products sectors, notably as those sectors relate to the internet, video and wireless industries, and his various experiences as a president and chief executive officer render him qualified to serve as one of our directors.

Executive Leadership	Relevant Industry Experience	Consumer Products/ Customer- Oriented	Technology	Risk Management Oversight	International

Jeffrey A. Honickman	Independent
Chief Executive Officer of Pepsi-Cola & National Brand Beverages, Ltd.
Age: 67 Director since: December 2005 Committees: Audit and Governance and Corporate Responsibility

Career Highlights:

●	Chief Executive Officer, Pepsi-Cola & National Brand Beverages, Ltd., a bottling and distribution company, which includes among its affiliates Pepsi-Cola Bottling Company of New York, Inc. and Canada Dry bottling companies from New Jersey to Virginia, 1990 – Present
●	Vice President and Secretary of Antonio Origlio Inc., a beverage distributor based in Philadelphia, Pennsylvania, which does business as Origlio Beverages, 1987 – Present
●	Board of Directors, American Beverage Association
●	Board of Trustees, Barnes Foundation
●	President’s Advisory Council, Sidney Kimmel Cancer Center, Jefferson Health

Skills and Qualifications:

We believe that Mr. Honickman’s significant experience in the wholesale and consumer products industries, including his experience as a chief executive officer, and extensive financial acumen renders him qualified to serve as one of our directors.

Executive Leadership	Consumer Products/Customer-Oriented	Financial/Accounting

2024 Proxy Statement	14

Wonya Y. Lucas	Independent
Former Chief Executive Officer of Hallmark Media Networks
Age: 63 Director since: April 2024	Other Current Public Company Directorships: Atlanta Braves Holdings, Inc. Former Public Company Directorships: E.W. Scripps Company, J.C. Penney Company, Inc.

Career Highlights:

●	President and Chief Executive Officer of Hallmark Media Networks, 2020 – 2023
●	President and Chief Executive Officer of Public Broadcasting Atlanta, 2015 – 2020
●	President of Lucas Strategic Consultants LLC, 2013 – 2015
●	President and Chief Executive Officer of TV One, 2011 – 2013
●	Chair, Board of Jurors, Peabody Awards
●	Board of Trustees, Children’s Hospital of Atlanta
●	Board of Directors, Community Foundation for Greater Atlanta
●	Board of Trustees, Georgia Tech Foundation
●	Board of Trustees, Sundance Institute
●	Former Board Member, National Cable and Telecommunications Association (NCTA)

Skills and Qualifications:

We believe that Ms. Lucas’ experience and leadership in the media and entertainment sector, her extensive marketing and strategy expertise, as well as her prior experience as a president and chief executive officer, render her qualified to serve as one of our directors.

Executive Leadership	Relevant Industry Experience	Consumer Products/ Customer-Oriented	Risk Management Oversight

Asuka Nakahara	Independent
Partner at Triton Atlantic Partners
Age: 68 Director since: February 2017 Committees: Audit	Other Current Public Company Directorships: CBRE Global Real Estate Income Fund

Career Highlights:

●	Co-Founder, Incompass Labs, Inc., a peer assessment software company, 2022 – Present
●	Partner, Triton Atlantic Partners, a real estate advisory firm and investment vehicle that he co-founded, 2009 – Present
●	Associate Director, Zell-Lurie Real Estate Center, and Practice Professor, Real Estate Department, Wharton School of the University of Pennsylvania, 1999 – Present
●	Trammell Crow Company, various leadership roles including Chief Financial Officer (overseeing finance, capital markets, mergers and acquisitions, marketing, Trammell Crow University, human resources and other new business initiatives), 1980 – 1999
●	Board of Trustees, Rice University

Skills and Qualifications:

We believe that Mr. Nakahara’s extensive knowledge of real estate and general advisory matters, including his leadership and academic experiences, as well as his prior experience as a chief financial officer, render him qualified to serve as one of our directors.

Executive Leadership	Financial/Accounting	Non-Profit/Educational/Philanthropic

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David C. Novak	Independent
Founder of David Novak Leadership, Inc.
Age: 71 Director since: December 2016 Committees: Compensation and Human Capital

Career Highlights:

●	Founder of David Novak Leadership, Inc., which provides online leadership training to transform managers into confident, capable, engaging leaders, 2020 – Present
●	Executive Chairman of the Board, YUM! Brands, Inc., 2015 – 2016
●	Chairman of the Board, YUM! Brands, Inc., 2001 – 2014
●	Chief Executive Officer, YUM! Brands, Inc., 2000 – 2014
●	Board Member, Lift-a-Life Novak Family Foundation
●	Author of O GREAT ONE! A Little Story About the Awesome Power of Recognition, Taking People With You: The Only Way to Achieve Big Things and co-author of Take Charge of You, dedicated to developing leaders at every stage of life

Skills and Qualifications:

We believe that Mr. Novak’s extensive knowledge of customer service-oriented business practices, including marketing and talent management, as well as his prior experience as a chief executive officer and chairman, render him qualified to serve as one of our directors.

Executive Leadership	Customer Oriented/ Marketing	International	Human Capital Management	Non-Profit/ Educational/ Philanthropic

Brian L. Roberts	Independent
Chairman and Chief Executive Officer of Comcast
Age: 64 Director since: March 1988 Committees: None

Career Highlights:

●	Chairman of the Board, Comcast, 2004 – Present
●	Chief Executive Officer, Comcast, 2002 – Present
●	President, Comcast, 1990 – 2022
●	Director Emeritus, CableLabs, the cable industry’s research and development consortium

As of December 31, 2023, Mr. Roberts, through his ownership of our Class B common stock, had sole voting power over 33 1/3% of the combined voting power of our two classes of voting common stock.

Skills and Qualifications:

We believe that Mr. Roberts’ extensive experience and leadership in the internet, video, phone, media and entertainment and wireless industries, including as our Chairman and Chief Executive Officer and in the oversight of business strategies and risk management efforts, render him qualified to serve as one of our directors.

Executive Leadership	Relevant Industry Experience	Consumer Products/ Customer-Oriented	Risk Management Oversight	International

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Independence Determinations

Our Board has determined that each of our nonemployee directors and director nominees is independent in accordance with the director independence definition specified in our corporate governance guidelines, which are posted under “Corporate Governance” in the Investors section of our website at www.cmcsa.com, and in accordance with the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”). In making its independence determinations, our Board considered transactions and relationships between each director or any member of his or her immediate family and us, including those reported under “Related Party Transactions Policy and Certain Transactions” below. The Board also considered that in the ordinary course of business we have, during the current year and the past three fiscal years, sold products and services to, purchased products and services from, and/or made charitable donations (including by certain of our executive officers) to companies and organizations at which certain of our directors are currently an executive officer or a significant shareholder. In each case, the amount paid or donated to or received from these companies and organizations each year was below 1% of the recipient company’s or organization’s total consolidated gross revenues, which is far below the 5% limit prescribed by Nasdaq rules.

Retirement Age, Director Tenure and Director Emeritus Program

Our corporate governance guidelines require that our independent directors not stand for re-election to the Board after reaching the age of 72. We believe that our retirement policy and natural turnover achieve the appropriate balance between maintaining longer-term directors with deep institutional knowledge and refreshing the Board with new directors and different areas of expertise and knowledge.

Our Board considers director tenure in connection with its independence determinations, even though neither our corporate governance guidelines nor Nasdaq or SEC rules deem a long-tenured director not independent. Following the annual meeting of shareholders, if all director nominees are elected to serve as our directors, the average tenure of our independent directors will be 8.4 years.

Our Board has created a director emeritus program to avail itself of the counsel of retiring directors who have made and can continue to make a unique contribution to the deliberations of the Board. A director emeritus may provide advisory services as requested from time to time and may be invited to attend meetings of the Board, but may not vote, be counted for quorum purposes or have any of the duties or obligations imposed on our directors or officers under applicable law or otherwise be considered a director. Sheldon M. Bonovitz was designated as a director emeritus following our 2020 annual meeting, and following our 2024 annual meeting Gerald L. Hassell and Maritza G. Montiel will become directors emeritus for a period of one year.

Director Nominations

Identifying and Evaluating Director Nominees

Our GCR Committee will consider director candidates recommended by shareholders and will evaluate any such candidates in a similar manner as any other candidates. In identifying and evaluating candidates, whether recommended by the GCR Committee or by shareholders, the GCR Committee will consider an individual’s professional knowledge, business, financial and management expertise, industry knowledge, entrepreneurial background and experience, as well as applicable independence requirements. The GCR Committee also gives significant consideration to the current composition and diversity of our Board, including with respect to the skills set forth above, as well as age, backgrounds, cultures, experiences, qualifications, viewpoints and perspectives. All of our nominees are current directors and were elected by the shareholders at our 2023 annual meeting, other than Louise F. Brady and Wonya Y. Lucas, who joined the Board in October 2023 and April 2024, respectively.

Shareholder Nominees

To submit a nomination for the election of directors, shareholders must provide a written notice in accordance with Section 3.10 of our bylaws. For the election of directors at the 2025 annual meeting of shareholders, if such meeting is called for a date between May 11, 2025 and July 10, 2025, we must receive written notice at the mailing address given on page 61 on or after February 10, 2025 and no later than the close of business on March 12, 2025. If we call the 2025 annual meeting of shareholders for any other date, we must receive written notice no later than the close of business on the tenth day following the day on which we first make a public announcement of the date of the meeting.

In addition, in accordance with Section 3.11 of our bylaws, a shareholder or group of up to 20 shareholders owning at least 3% of the aggregate number of our outstanding shares of common stock continuously for at least three years may nominate and include in our proxy materials director nominees constituting up to the greater of 20% of our Board or two directors, provided the shareholder(s) and nominee(s) satisfy the requirements in our bylaws. Written notice of

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proxy access director nominees for the election of directors at the 2025 annual meeting of shareholders, if such meeting is called for a date between May 11, 2025 and July 10, 2025, must be received at the mailing address given on page 61 on or after November 27, 2024 and no later than the close of business on December 27, 2024. If such meeting is called for any other date, we must receive written notice no later than the close of business on the later of the date that is 180 days prior to such meeting or the tenth day following the day on which we first make a public announcement of the date of the meeting.

Shareholders can obtain a copy of our bylaws by writing to Thomas J. Reid, Secretary, Comcast Corporation, at the mailing address given on page 61. A copy of our bylaws is filed with the SEC as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023 and is posted under “Corporate Governance” in the Investors section of our website at www.cmcsa.com.

Board Structure and Responsibilities

Board Leadership Structure

Our Board believes that we and our shareholders are best served by maintaining the flexibility for the Board to split or combine the offices of Chairman and Chief Executive Officer depending upon the best interests of our company at a given point in time. To that end, our GCR Committee and Board regularly review our Board leadership structure to ensure that the most appropriate structure is in place. These reviews may consider a variety of factors, such as our state corporation laws, our governance practices, the efficiency and effectiveness of our existing board leadership structure and feedback from our Board members as well as shareholders on our Board and its leadership structure.

Our Board currently believes that we and our shareholders continue to be best served by having Mr. Roberts serve as both our Chairman and Chief Executive Officer – working together with a strong Lead Independent Director. Mr. Roberts is a strong and effective leader, at both the company and Board levels, who provides critical leadership in carrying out our strategic initiatives and confronting our challenges. Mr. Roberts serves as an effective bridge between the Board and management, facilitating strong collaboration and encouraging open lines of communication with the Board. In his role as Chairman, he also brings to Board discussions extensive knowledge of all aspects of our current business, operations and risks.

In addition to our combined Chairman and CEO role, our independent directors are led by our Lead Independent Director, who ensures a strong, independent and active Board by promoting effective communication and consideration of strategy and material risks.

Edward D. Breen LEAD INDEPENDENT DIRECTOR
In accordance with our corporate governance guidelines, our Board has a strong Lead Independent Director position, currently filled by Mr. Breen. The Lead Independent Director:
●Chairs executive sessions, which are held at substantially all regularly scheduled Board meetings.
●Facilitates communication between the Chairman and the independent directors and encourages director participation by fostering an environment of open dialogue and constructive feedback.
●Communicates periodically as necessary between Board meetings and executive sessions with our independent directors and with management on topics of importance to our independent directors.
●Is authorized to schedule meetings of the independent directors, including executive sessions of the independent directors.

●Consults, reviews and has the opportunity to provide input on meeting agendas and meeting schedules for the Board, which may include matters relating to significant risks of our company.
●With the CHC Committee, organizes the annual Board evaluation of the performance of our Chief Executive Officer and senior management.
●With the GCR Committee, reviews and approves the process for the annual self-assessment of our Board and its committees.
●Represents independent directors in communications with external constituencies, including significant shareholders, as appropriate.

The role of Lead Independent Director is filled by an independent director recommended by the GCR Committee, which is chaired by and composed entirely of independent directors, and appointed by the Board annually. In recommending Mr. Breen to serve as our Lead Independent Director, our GCR Committee considered, among other

2024 Proxy Statement	18

qualifications, his extensive experience as a board chairman and chief executive officer seasoned in board-level risk oversight.

Our Board believes that board independence and oversight of management are effectively maintained, and management plans are critically reviewed, with our current board leadership and oversight structure and practices. The composition of our Board evolves gradually over time, which provides stability and experience, but the processes by which the Board works are dynamic and are designed to address the most critical risks and circumstances prevailing at any point in time. In addition to the Lead Independent Director position, we have strong and effective governance practices that support independent Board oversight, including:

●	Board independence and oversight of management effectively maintained through the Board’s composition, where all but one of our director nominees are independent.
●	All Board-level committees (Audit, CHC and GCR) are chaired by and composed entirely of independent directors, and appointed by the Board annually.
●	All directors have access to management, external experts and independent auditors.
●	Independent directors regularly meet in executive sessions without management present, chaired at our Board by our Lead Independent Director and at committees by committee chairs, to review, among other things, our strategy and risks, operating and financial performance, management effectiveness and succession planning.
●	Annual Board assessment process includes independent director input (which includes the Lead Independent Director) for Board and committee meeting agendas on key business and risk topics, director educational topics and the design, composition and effectiveness of our Board, its leadership structure and Board committees.
●	All directors may suggest inclusion of additional subjects on Board or committee agendas.
●	Independent director participation in and oversight of key governance processes, such as Chief Executive Officer performance, executive compensation and succession planning.
●	Our Chairman and Chief Executive Officer and our Lead Independent Director meet and speak with each other regularly about our Board and our company.

In addition, having one individual perform the roles of Chairman and Chief Executive Officer is not restricted or prohibited by current laws or regulations. Board action is the product of consensus following informed and thorough discussion, relying on external expertise when appropriate to supplement management resources or provide the independent directors with additional support. No director has the right to override the vote of any other director, but in practical terms Board action is based on consensus not contested votes.

Ultimately, we believe that our current leadership structure, together with our strong governance practices, creates a productive relationship between our Board and management, including strong and effective leadership of our company, as well as strong independent oversight that benefits our shareholders.

Board Meetings and Attendance

Our Board and various committees of the Board meet throughout the year. During 2023, there were seven meetings of our Board and a total of 22 committee meetings. Each director attended more than 75% of the aggregate number of Board meetings and the number of meetings held by all of the committees on which he or she served.

We require our directors to participate in the annual meeting of shareholders, barring unusual circumstances. Each director then in office participated in the 2023 annual meeting of shareholders.

Our independent directors have the opportunity to meet separately in executive session following each regularly scheduled Board and committee meeting and, under our corporate governance guidelines, are required to meet in executive session at least two times each year. In 2023, executive sessions were held at each regularly scheduled Board meeting, and most regularly scheduled committee meetings.

Committees of Our Board

Our Board has three standing committees: Audit, CHC and GCR. All of these committees are composed entirely of independent directors under applicable Nasdaq and SEC requirements.

The Board makes committee and committee chair assignments annually at its meeting immediately preceding the annual meeting of shareholders, although further changes may be made from time to time as deemed appropriate by the Board.

Each committee has a Board-approved charter, which is reviewed annually by the respective committee, with the GCR Committee annually reviewing all charters and our corporate governance guidelines. Each committee has the authority

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to retain independent advisors to assist it in carrying out its responsibilities. Committee charters are posted under “Corporate Governance” in the Investors section of our website at www.cmcsa.com.

Audit Committee
Jeffrey A. Honickman (Chair)
Members Thomas J. Baltimore, Jr. Louise F. Brady Maritza G. Montiel* Asuka Nakahara	Meetings in 2023: 10

Key Responsibilities

●	Reviews the quality and integrity of our financial statements.
●	Reviews the financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Forms 10-Q and 10-K and our quarterly earnings press releases.
●	Monitors our internal control over financial reporting and disclosure controls and procedures.
●	Reviews the performance and responsibilities of our internal audit function and activities.
●	Appoints and evaluates the qualification, performance and independence of our independent auditors.
●	Reviews financial risk assessment and management, cybersecurity and significant business continuity risks.
●	Reviews process with respect to our ERM assessment.
●	Reviews risks facing our company as disclosed in “Risk Factors” in our Form 10-K.
●	Reports its discussions to the full Board for consideration and action when appropriate.

Each member of our Audit Committee is financially literate for audit committee purposes, and our Board has concluded that Jeffrey A. Honickman and Maritza G. Montiel* qualify as audit committee financial experts.

The Audit Committee Report is included on page 26.

Compensation and Human Capital Committee
Edward D. Breen (Chair)
Members Gerald L. Hassell* David C. Novak	Meetings in 2023: 7

Key Responsibilities

●	Oversees and sets compensation for our senior executives.
●	Performs an annual review of our compensation philosophy, executive compensation programs and the performance of senior executives, including our named executive officers (“NEOs”).
●	Evaluates annually whether there are any risks associated with our executive compensation program.
●	Oversees succession planning for senior management.
●	Reviews compensation and benefit plans and policies generally, including with respect to compensation of our senior executives and other employees.
●	Reviews programs and strategies with respect to human capital management, including with respect to talent recruitment, development and retention, employee engagement and workforce composition.
●	Reports its discussions to the full Board for consideration and action when appropriate.

Each member of our CHC Committee qualifies as a “non-employee director” under Rule 16b-3 under the Exchange Act.

The CHC Committee Report is included on page 40.

* Ms. Montiel and Mr. Hassell are not nominees for director at our 2024 annual meeting.

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Governance and Corporate Responsibility Committee
Kenneth J. Bacon (Chair)
Members Madeline S. Bell Jeffrey A. Honickman	Meetings in 2023: 5

Key Responsibilities

●	Provides general oversight of corporate governance.
●	Oversees culture of compliance and ethical business conduct, including compliance program.
●	Reviews significant legal and regulatory compliance risks, such as privacy.
●	Oversees, monitors and receives reports on workplace harassment and discrimination matters.
●	Reviews and assesses our corporate social responsibility report and significant environmental and social issues, risks and trends.
●	Oversees our approach to political and lobbying activities, including by receiving periodic reports on our political contributions, lobbying and trade association activities.
●	Reports its discussions to the full Board for consideration and action when appropriate.

Board and Committee Strategy, Risk and Oversight Responsibilities

Our Board and its committees provide guidance to and oversight of management with respect to our business strategy throughout the year. Various elements of strategy are discussed at every Board meeting, and our management is charged with executing the business strategy and updating the Board on progress.

While active risk management and responsibility for disclosure controls is primarily the responsibility of our management, our Board understands the significant risks facing our company, including those related to material corporate responsibility issues. Our Board, as a whole and through its committees, exercises an appropriate degree of risk oversight, including risks associated with the design and operation of disclosure controls. Our management, with involvement and input from our Board, performs an annual ERM assessment to identify and manage key existing and emerging risks for our company. Our ERM process assesses the characteristics and circumstances of the evolving business environment at the time and seeks to identify both the potential impacts to our company of a particular risk and the velocity with which the risk may manifest (e.g., rapidly in less than three months or more slowly in more than twelve months). Members of our disclosure committee participate in the ERM process, and the ERM output helps inform how we present the risks facing our company in the “Risk Factors” section of our Annual Report on Form 10-K, which is also reviewed with our Audit Committee.

Our senior executive management team has the overall responsibility for, and oversight of, our ERM process, and an ERM steering committee manages the process, with one or more senior business executives then monitoring and managing each of the identified risks. Regular business presentations and discussions throughout the year at the Board or its committees, both from management and external experts as appropriate, highlight significant relevant risks and exposures, including those listed below as core enterprise risks identified through our ERM process. In addition to the ERM process, our Corporate Chief Compliance Officer, who reports to our Chief Legal Officer, leads an annual compliance risk assessment process, which is presented to our GCR Committee.

Our Board and its committees exercise their respective roles in strategy, risk oversight and oversight of significant corporate responsibility matters in a variety of ways, as set forth below. We believe the Board as a whole is ultimately accountable for risk oversight, but various Board committees may lead and inform the Board with regard to specific risks. To that end, our full Board receives an annual presentation on the results of the core enterprise risks identified through our ERM process for Board-level oversight, with our Audit Committee overseeing the process by which we perform our ERM exercise. Certain risks may be addressed by both the Board and its committees (such as succession planning and cybersecurity) or only by our Board or a committee, depending on the subject matter and significance of a particular risk. If discussion of a risk is covered during a committee meeting, the committee chair reports on the committee’s discussion to the full Board for consideration and action when appropriate.

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Board of Directors
Oversight of Core Enterprise Risks
Competitive Risks	Reputational Risks	Succession Planning	Capital Allocation	Cybersecurity & Privacy	Legal & Regulatory

Audit Committee Oversight of: ●ERM assessment process ●Financial reporting and accounting matters ●Internal and disclosure controls ●Financial risks ●Cybersecurity and business continuity
Compensation & Human
Capital Committee
Oversight of:
●Executive compensation program
●Nonemployee director compensation
●Human capital management, including talent recruitment, development and retention, employee engagement and workforce composition

Governance & Corporate
Responsibility Committee
Oversight of:
●Corporate governance
●Compliance, legal and regulatory matters, including privacy
●Harassment and discrimination matters
●DE&I matters
●Political and lobbying activities
●Annual corporate responsibility reporting, which includes significant environmental and social issues, risks and trends

Corporate Governance Practices, Policies and Processes

Corporate Governance Highlights

As described in more detail elsewhere in this proxy statement, below are highlights of our corporate governance structure.

Board Independence/Composition
●Strong Lead Independent Director, with defined role and responsibilities
●All but one of our director nominees are independent
●Director tenure considered in annual Board director independence determinations
●All members of Board committees are independent
●Opportunity for executive sessions at every Board and committee meeting
●60% of director nominees are diverse by gender or race
—40% racial/ethnic diversity
—30% female
●CHC Committee directly retains independent compensation consultant

Board Performance
●Annual Board and committee evaluations
●Board/committee oversight of strategy, significant company risks and corporate responsibility matters
●Annual Board and CHC Committee discussion of succession planning for CEO and senior executives
●Director education on key company topics and issues, including as requested by independent directors

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Corporate Governance
●3 new independent directors since March 2023
●Average tenure of independent director nominees is 8.4 years
●Independent director retirement policy at age 72
●Director “overboarding” policy
●Robust shareholder engagement program
●Annual director elections
●Proxy access bylaw
●Recoupment (“clawback”) policy for executive compensation
●No automatic acceleration of vesting in connection with a change in control

Stock Ownership Requirements
●Robust stock ownership requirements for executive officers and nonemployee directors
—CEO = 10x salary
—President = 5x salary
—Other executive officers = 3x salary
—Nonemployee directors = 5x annual cash retainer
●No dividend equivalents paid on unearned restricted stock units (“RSUs”) or on any stock options
●Prohibition on hedging and pledging Comcast stock

Succession Planning

Ensuring that we have the appropriate senior management talent to successfully pursue our strategies is one of the Board’s primary responsibilities. To this end, the Board discusses succession planning for our CEO and the remainder of our senior executive management team in private sessions at most of its regularly scheduled meetings. To help fulfill the Board’s responsibility, our CHC Committee is required, pursuant to our corporate governance guidelines, to ensure that we have in place appropriate planning to address CEO succession both in the ordinary course of business and in emergency situations. Our CEO succession planning includes criteria that reflect our business strategies, such as identifying and developing internal candidates. Our corporate governance guidelines also require that our CHC Committee ensures that we have appropriate succession planning for the remainder of our senior executive management team, including our NEOs. Each year, our Board and CHC Committee formally discuss succession planning for our senior executive management team and their respective direct reports.

Board and Committee Evaluations

Every year, our Board and each of its committees perform a self-assessment to evaluate their effectiveness. As part of these assessments, each director completes a detailed questionnaire for the Board and any committees on which he or she serves, addressing topics such as Board structure and composition, Board responsibilities, Board meetings and materials, Board and management interactions and ethics and compliance. The questionnaire seeks both quantitative-based responses and general comments. The GCR Committee reviews and approves the process and the questionnaires to be used, with outside counsel also reviewing the questionnaires. The results of the assessments are compiled anonymously and are reviewed and discussed with the Board and the GCR Committee (as it relates to both the Board and all committees), each committee (as it relates to such committee) and, as appropriate, individual directors. In addition to the formal evaluation process, directors provide feedback on the Board’s and its committees’ performance on an ongoing basis. The GCR Committee develops action plans for items that may require follow-up, and it also coordinates recommendations for key business and director educational topics for the following year’s Board and committee meeting agendas.

Corporate Governance Guidelines and Code of Conduct

Our Board has adopted corporate governance guidelines that address items such as the standards, qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. We also have a code of conduct that applies to all of our employees, including our executive officers, and our directors. Both the guidelines and the code of conduct applicable to our executive officers and directors are

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posted under “Corporate Governance” in the Investors section of our website at www.cmcsa.com. We will disclose under “Corporate Governance” in the Investors section of our website any amendments to, or any waivers under, the code of conduct that are required to be disclosed by SEC or Nasdaq rules.

Shareholder Engagement

We have an active, broad-based and year-round investor relations outreach program to solicit input and to communicate with shareholders on a variety of topics. In addition to our regular investor relations program that reviews our business and strategy with buy-side investors and securities analysts, we engage with investors on various corporate governance, compensation, environmental and social topics. This dialogue provides an opportunity to discuss governance matters generally, including our directors’ skills and tenure, Board oversight roles and responsibilities, corporate responsibility initiatives and executive compensation.

The key elements of our investor relations outreach program are below:

COMCAST SHAREHOLDER OUTREACH Investor Relations Year-Round Engagement Governance and E&S Engagements Annual Meeting Outcomes from Investor Feedback
●Focused, one-on-one meetings with over 35 investors, senior management and, at times, independent directors, on a range of governance, compensation and other corporate responsibility matters, as well as general business and strategy updates
●Outreach to proxy advisory firms

●Live webcasts of quarterly earnings presentations
●Live webcasts of CEO, President, CFO and other business leaders speaking at investor conferences
●Met with over 400 investors on strategy and business results through a combination of in-person and virtual meetings
●Outreach to proponents of shareholder proposals before proxy statement filed ●Meetings with investors to discuss annual meeting proposals ●Review and consider shareholder voting results

●Board and/or its committees review and consider annual meeting voting results and investor feedback received from engagements
●As a result of these meetings, we have made various disclosures available on our ESG Reporting website www.cmcsa.com/esg-reporting, including:
—expanding our GHG emissions inventory to include estimated Scope 3 GHG emissions in our Carbon Footprint Data Report
—making enhancements in 2023 to our Statement on Political and Trade Association Activities
—continuing to report in line with the CDP, SASB and TCFD frameworks and disclosing EEO-1 data

Over the past year, reached out to over 40 investors and met with over 35 investors owning over 50% of Class A common stock on governance, compensation and other corporate responsibility matters.

Our Board has established a process for shareholders and other interested parties to communicate with its members. Correspondence may be addressed to the Board, the Lead Independent Director, any other particular director, any committee of the Board or any other group of directors, in care of Thomas J. Reid, Secretary, Comcast Corporation, at the mailing address provided on page 61 or the following e-mail address: audit_committee_chair@comcast.com. The Secretary, or his designee, promptly reviews all such correspondence and, as appropriate, forwards it to the Board or other addressee based on the subject matter of the correspondence. Any such correspondence relating to accounting, internal accounting controls or auditing matters is handled in accordance with procedures established by the Audit Committee.

2024 Proxy Statement	24

Audit Committee Matters

Proposal 2:
Ratification of Appointment of Independent Auditors
Our Board unanimously recommends that shareholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent auditors.

Selection of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors, Deloitte & Touche LLP (“Deloitte”). Deloitte, together with its predecessors, has served as our independent auditors since 1963. The lead engagement partner from Deloitte is required to be rotated every five years. The process for selection of a new lead engagement partner includes a meeting between the Chair of the Audit Committee and the candidate for this role, as well as discussion by the full Audit Committee and meetings with senior management.

Each year, the Audit Committee, along with our management and internal auditors, reviews Deloitte’s performance as part of the Audit Committee’s consideration of whether to reappoint the firm as our independent auditors. As part of this review, the Audit Committee considers (i) the continued independence of Deloitte, (ii) its quality of service provided on prior audits, (iii) evaluations of Deloitte by our management and internal auditors, (iv) Deloitte’s effectiveness of communications and working relationships with the Audit Committee and our management and internal auditors, (v) the length of time Deloitte has served as our independent auditors and (vi) the quality and depth of Deloitte and the audit team’s expertise and experience in our industries in light of the breadth, complexity and global reach of our businesses.

Following the Audit Committee’s review of Deloitte’s performance, the Audit Committee appointed Deloitte to serve as our independent auditors for the year ending December 31, 2024. The Audit Committee and our Board recommend that you ratify this appointment, although your ratification is not required. A partner of Deloitte will be present at the annual meeting and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

Set forth below are the fees paid or accrued for the services of Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in 2023 and 2022.

	2023	2022
	($ IN MILLIONS)
Audit fees	26.9	26.1
Audit-related fees	1.3	1.0
Tax fees	0.6	0.6
All other fees	—	—
Total	28.8	27.7

Audit fees consisted of fees paid or accrued for services rendered to us and our subsidiaries for the audits of our annual financial statements, audits of our internal control over financial reporting (as required by Section 404 of the Sarbanes-Oxley Act of 2002), reviews of our quarterly financial statements and audit services provided in connection with other statutory, regulatory or contractual requirements.

Audit-related fees consisted of fees paid or accrued for financial due diligence services and attestation services.

Tax fees consisted of fees paid or accrued for domestic and foreign tax compliance services, including review of tax returns and tax examination assistance. There were no fees paid or accrued in 2023 and 2022 for tax planning.

Other fees included fees paid or accrued for subscription services.

25	2024 Proxy Statement

Preapproval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the Committee preapprove all audit and non-audit services performed by the independent auditors to assure that the services do not impair the auditors’ independence. Unless a type of service has received general preapproval, it requires separate preapproval by the Audit Committee. Even if a service has received general preapproval, if the fee associated with the service exceeds $1 million in a single engagement or series of related engagements, it requires separate preapproval. The Audit Committee has delegated its preapproval authority to its Chair.

Report of the Audit Committee

The Audit Committee (as used in this section, “we” or “our”) is composed solely of independent directors meeting the requirements of the applicable rules of the SEC and The Nasdaq Stock Market LLC. Each member also is financially literate for audit committee purposes under the Nasdaq rules, and the Board has concluded that Jeffrey A. Honickman and Maritza G. Montiel* qualify as audit committee financial experts. The key responsibilities of our committee are set forth in our charter, which was adopted by us and approved by the Board and is posted under “Corporate Governance” in the Investors section of Comcast’s website at www.cmcsa.com.

We serve in an oversight capacity and are not intended to be part of Comcast’s operational or managerial decision-making process. Comcast’s management is responsible for the preparation, integrity and fair presentation of information in Comcast’s consolidated financial statements, the financial reporting process and internal control over financial reporting. Deloitte, Comcast’s independent auditors, is responsible for auditing Comcast’s consolidated financial statements and internal control over financial reporting. Our principal purpose is to monitor these processes.

In this context, at each regularly scheduled in-person meeting, we met and held discussions with management, Comcast’s internal auditors and the independent auditors. Management represented to us that Comcast’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis.

Prior to their issuance, we reviewed and discussed the quarterly and annual earnings press releases, consolidated financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (including the presentation of non-GAAP financial information and critical accounting estimates) with management, Comcast’s internal auditors and the independent auditors. We also reviewed Comcast’s policies, practices and assessments with respect to significant financial risks and significant business risks, including cybersecurity, as well as its processes and practices with respect to enterprise risk assessment and management. We discussed with the independent auditors critical audit matters identified during the course of the audit and other matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) and SEC rules.

We discussed with the independent auditors the overall scope and plans for their audit and approved the terms of their engagement letter. We also reviewed Comcast’s internal audit plan. We met with the independent auditors and with Comcast’s internal auditors, in each case with and without other members of management present, to discuss the results of their respective examinations, the evaluations of Comcast’s internal controls and the overall quality and integrity of Comcast’s financial reporting. Among other things, in our discussions with the independent auditors, we sought their perspectives on the appropriateness of the accounting principles selected by management and their assessment of risk in financial reporting.

Additionally, we reviewed the performance, responsibilities, budget and staffing of Comcast’s internal auditors. We also have established, and oversaw compliance with, procedures for Comcast’s receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and its employees’ confidential and anonymous submissions of concerns regarding questionable accounting or auditing matters.

We discussed with the independent auditors the auditors’ independence from Comcast and its management, including the matters required to be discussed by the applicable requirements of the PCAOB and SEC, and received written disclosures from the independent auditors required by applicable PCAOB rules regarding their independence. We also reviewed Comcast’s hiring policies and practices with respect to current and former employees of the independent auditors. We preapproved, in accordance with our preapproval policy described above, all services provided by the independent auditors and considered whether their provision of such services to Comcast is compatible with maintaining the auditors’ independence. Based on the reviews and discussions referred to above, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Comcast’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC.

2024 Proxy Statement	26

In addition, as in prior years, we, along with Comcast’s management and internal auditors, reviewed Deloitte’s performance as part of our consideration of whether to appoint the firm as independent auditors for 2024 and recommend that shareholders ratify this appointment. As part of this review, we considered the continued independence of Deloitte, the quality of service provided on prior audits, the results of an evaluation of Deloitte by Comcast’s management and internal auditors and Deloitte’s effectiveness of communications and working relationships with us, management and the internal auditors. We also considered the period of time that Deloitte has served as Comcast’s independent auditors and evaluated the quality and depth of the firm and the audit team’s expertise and experience in our industries in light of the breadth, complexity and global reach of Comcast’s businesses. Following this review, we have appointed Deloitte as Comcast’s independent auditors for 2024 and are recommending that Comcast’s shareholders ratify this appointment.

Members of the Audit Committee

Jeffrey A. Honickman (Chair)
Thomas J. Baltimore, Jr.
Louise F. Brady
Maritza G. Montiel*
Asuka Nakahara

* Ms. Montiel is not a nominee for director at our 2024 annual meeting.

Executive Compensation

Proposal 3:
Advisory Vote to Approve Executive Compensation
Our Board unanimously recommends that shareholders vote “FOR” approval of the compensation of our NEOs.

The following proposal gives our shareholders the opportunity to cast a non-binding, advisory vote to approve the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as disclosed below.

We encourage shareholders to review detailed information on our executive compensation program and the 2023 compensation of our NEOs as set forth in “Executive Compensation – Compensation Discussion and Analysis,” starting below. Shareholders are being asked to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to Comcast Corporation’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

While we intend to carefully consider the voting results of this proposal, this vote is advisory in nature, and, therefore, is not binding on us or our Board. Our Board and CHC Committee value the opinions of all of our shareholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

We currently conduct advisory votes to approve the compensation paid to our NEOs on an annual basis.

Compensation Discussion and Analysis

This discussion and analysis describes our executive compensation philosophy, process, plans and practices, our compensation program’s alignment with our performance and the 2023 compensation decisions for our NEOs set forth in the Summary Compensation Table.

Executive Overview

Overall Performance

Mr. Roberts and our senior leadership team have successfully led our company over the past year, achieving steady and strong operating and financial results and underscoring the strength of our businesses. Our continued focus on innovation and execution, balanced with financial discipline, enabled us in 2023 to deliver strong performance across

27	2024 Proxy Statement

our businesses and continue to invest in key areas of growth for the future, particularly in residential broadband, wireless, business services connectivity, theme parks, streaming and premium content in our studios. As described above in “About Comcast – 2023 Performance Overview,” our 2023 consolidated operating and financial results were solid, with contributions from across our company, including our six key growth areas, underscoring our strategic decision-making, financial strength and capital allocation priorities, driven with a view toward growth and creating long-term value.

Our Board credits our senior leadership team for their successful leadership in 2023. They worked collaboratively with our businesses on key strategic initiatives such as transitioning our network to DOCSIS 4.0, expanding our broadband distribution footprint, increasing wireless lines, further penetrating business services in the markets in which we operate, scaling our streaming service, developing content that contributed to the top ranking at the worldwide box office, and building new destinations and experiences at our theme parks around the world. Our leadership team also delivered for shareholders and supported our stakeholders, including our employees, customers, suppliers and the communities where we operate. From our dedication to advancing digital equity by providing more people with the tools and resources they need to succeed in a digital society, to our ongoing efforts in community impact, environmental sustainability and strengthening our workplace culture of respect for others, our senior leadership team reinforced our company’s commitment to doing what’s right while emphasizing our commitment to act with integrity. See “Spotlight on Our Corporate Responsibility Initiatives” for additional information.

2023 Compensation Overview

Our executive compensation program is designed to align our NEOs’ compensation with our shareholders’ interests and our long-term strategic goals and to ensure that we pay for performance. In making compensation decisions for 2023, the CHC Committee considered, among other things, the strong performance of our NEOs in successfully managing our company for the long term and market compensation paid by other similarly situated companies.

As a result of our compensation design, the vast majority of our NEOs’ compensation is performance-based, strongly aligning NEO compensation with shareholder interests.

2023 CEO COMPENSATION MIX	2023 AVERAGE NEO COMPENSATION MIX (EXCLUDING CEO)
92% Total Performance-Based	86% Total Performance-Based

<1% 7% 24% 26% 42% <1% 13% 34% 20% 33%

Salary	Annual Cash Bonus	Stock Options	PSUs	Other

Key executive compensation decisions in respect of 2023 compensation are discussed in detail below under “Our Approach to Compensation” and “Compensation Decisions.”

Shareholder Feedback on Executive Compensation

The CHC Committee and our management team are committed to continued engagement with shareholders to understand their viewpoints and to discuss and demonstrate the important connection between our compensation program, on the one hand, and our business strategy, goals and financial and operating performance, on the other hand. Our executive compensation program design reflects meaningful changes made in 2021 in response to shareholder feedback, which we believe shareholders continue to view favorably, as reflected by shareholders approving on an advisory basis the 2022 compensation of our NEOs by 92% of the votes cast at our 2023 annual meeting. We also gather feedback from shareholders on our executive compensation programs through our shareholder engagement described on page 24.

2024 Proxy Statement	28

The CHC Committee discussed and evaluated our executive compensation program and considered our annual say-on-pay advisory voting results with Korn Ferry, its independent compensation consultant. The CHC Committee believes that its decisions are consistent with our compensation philosophy and objectives and that those compensation decisions align the interests of our NEOs with our long-term goals and the interests of our shareholders without incenting inappropriate risk taking.

Executive Compensation Best Practices

What We Do	What We Don’t Do
✓Employ rigorous Performance Stock Unit (“PSU”) and annual cash bonus performance conditions.
✓Maintain robust stock ownership guidelines. A person not in compliance cannot sell or otherwise dispose of stock until the ownership requirement is met.
●CEO = 10x base salary
●President = 5x base salary
●Other executive officers = 3x base salary
●Nonemployee directors = 5x annual cash retainer
✓Prohibit executive officers and directors from (i) pledging Comcast stock as collateral or holding it in margin accounts and (ii) using any strategies or products to hedge against potential changes in the value of our stock.
✓Have an incentive compensation recoupment (or “clawback”) policy applicable to our executive officers.
✓CHC Committee directly engages Korn Ferry as its own independent compensation consultant.
✓Use net-settled options, which results in fewer shares issued and less dilution to our shareholders than stock options exercised with a cash payment.
✓Use relatively long vesting periods for our equity awards, which promotes retention and emphasizes longer term shareholder alignment.

✕Do not permit the repricing of options of any kind.
✕Do not maintain any defined benefit pension plans or supplemental executive retirement plans for our NEOs.
✕None of our equity plans has automatic (“single-trigger”) accelerated vesting provisions in connection with a change in control. Mr. Roberts’ employment agreement has a “double-trigger” change in control provision. No other NEO has change in control provisions in their employment agreement.
✕Do not pay dividends or dividend equivalents in respect of any unearned PSUs or RSUs or on any stock options.
✕Do not provide for any excise or other tax gross-ups for our executive officers.

Our Approach to Compensation

In designing our compensation program, we evaluate both our business objectives and the need to attract and retain uniquely talented and experienced individuals who think strategically for the long term, particularly in light of the challenging and evolving competitive, technological and regulatory environments in which we operate. We employ a variety of elements that further our shareholders’ interests by securing our executives’ services in an exceedingly competitive talent market and aligning the long-term interests of our executives with the creation of shareholder value.

●	In addition to fixed compensation, we provide short-term and long-term performance-based compensation that includes company-specific performance goals, as well as relative performance goals that measure our shareholder value creation relative to market performance.
●	To motivate and retain our executives, we provide pay opportunity levels that are highly competitive.
●	Our short-term annual bonus program includes quantitative financial performance goals that are based, in part, on consolidated budgets that are prepared annually and take into consideration the cyclicality of working capital in our business, capital spending plans for the upcoming year and other relevant factors. We balance out our annual bonus program by also incenting attainment of operating performance goals and key stakeholder and sustainability initiatives.
●	Our annual long-term incentive program is composed of grants of PSUs and stock options. PSUs awarded in 2023 have meaningful performance conditions for vesting measured over a cumulative three-year period based on two relative performance metrics relating to Adjusted Earnings Per Share (“EPS”) growth and Total Shareholder Return (“TSR”) as well as an absolute Return on Invested Capital (“ROIC”) performance metric. Stock options are inherently performance-based in that our stock price must appreciate for the options to deliver any value.

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●	The primary financial quantitative metrics used in our 2023 incentive compensation programs generally reflect those used internally to measure our performance and externally to report to investors. Many of these measures are tied to cash generation, capital efficiency and generating sustained profitable growth over time, as well as growth in shareholder value relative to other S&P 100 companies. We believe the metrics used in our short-term annual bonus program and long-term equity incentive program balance both short-term growth and value creation over the longer term. The financial metrics used in our 2023 executive compensation program are set forth below.

Annual Cash Bonus	Revenue	Serves as the top line component to cash generation
	Adjusted EBITDA	Reflects the operational performance of our businesses, taking into account the costs of operating these businesses
	Free Cash Flow	Measures, among other things, cash remaining after capital investments that allows us to repay indebtedness, make strategic investments and return capital to shareholders
Long-Term Incentive Program	Average ROIC	Measures how well capital (equity and debt) is used to generate earnings over a three-year period
	Relative Adjusted EPS Growth	Measures earnings performance compared to other S&P 100 companies over a three-year period
	Relative TSR	Measures total company achievement of shareholder returns compared to other S&P 100 companies over a three-year period

Design and Structure of Executive Compensation Program

Elements of Compensation

We view the executive compensation program on a “portfolio” basis to appropriately balance various compensation elements that motivate and reward our NEOs for their performance and creation of long-term shareholder value.

TYPE	ELEMENT	WHY WE USED IT	COMPENSATION HIGHLIGHTS
Fixed	Base Salary	●Necessary to attract and retain our NEOs. ●Serves as a baseline measure of an NEO’s value. ●Guaranteed compensation in exchange for investing in a career with us.	●Salary level is based on individual performance, experience, market data, position within the organization and duties and responsibilities.
Variable, Short-Term, Performance -Based	Annual Cash Bonus
●Provides a competitive annual cash bonus opportunity and completes our competitive total annual cash compensation package.
●Target bonus is based on the CHC Committee’s assessment of the optimal mix of fixed vs. variable cash compensation.
●Supports our objective that NEOs must balance achieving current year (short-term) goals with long-term value creation.

●Based on objective quantitative financial performance metrics and quantitative and qualitative goals relating to key operating performance goals.
●Includes a qualitative portion based on stakeholder and sustainability initiatives.

Variable, Long-Term, Performance -Based	Annual PSU Grants
●Fosters a long-term commitment and motivates executives to improve the long-term market performance of our stock.
●Links the NEOs’ decision-making with the long-term outcomes of those decisions.
●Creates a meaningful retention tool and ties value ultimately realized to longer-term performance.

●Cliff vest after three years.
●Vesting is dependent upon achievement of absolute and relative performance metrics established at the beginning of the three-year period.
●Ultimate value of shares acquired upon vesting depends on attainment of metrics and stock price.

Annual Stock Option Grants
●Motivates the long-term market performance of our stock and the creation of sustained shareholder value.
●Relatively long vesting period creates a significant retention tool and emphasizes longer-term shareholder alignment.
●Vest ratably over a five-year period. ●Stock price must appreciate for stock options to deliver value. ●Options are net settled, resulting in fewer shares issued upon exercise.

2024 Proxy Statement	30

Compensation Decisions

Base Salary

The CHC Committee did not increase Mr. Roberts’ base salary in 2023. Mr. Cavanagh’s base salary increased to $2.5 million effective March 2023, pursuant to the employment agreement entered into upon his promotion to President. Pursuant to his employment agreement, Mr. Armstrong’s base salary was set at $1.8 million effective January 2023, and the CHC Committee increased his base salary to $2 million effective January 2024. Mr. Reid’s base salary did not increase in 2023; however, pursuant to his new employment agreement, Mr. Reid’s base salary increased to $1.9 million effective January 2024. Pursuant to her employment agreement, Ms. Khoury’s base salary was set at $1.5 million effective January 2023.

Annual Cash Bonus

Our short-term incentive program includes meaningful performance-based elements tied to financial goals, as well as incentives for attainment of operational goals tied to key strategic initiatives and key stakeholder and sustainability initiatives.

●The target bonus opportunity in 2023 was 300% of salary for Messrs. Roberts and Cavanagh, 200% of salary for Messrs. Armstrong and Reid, and 150% of salary for Ms. Khoury.
●Below are the target weightings for each element of the annual cash bonus plan for our NEOs in 2023. The maximum bonus achievable was 185%, based on a maximum weight of 140% for the three financial metrics plus 22.5% for each of the operating performance and stakeholder and sustainability-related goals.

Financial (70%)	Operating Performance (15%)*	Stakeholder & Sustainability Initiatives (15%)*

●Adjusted EBITDA (35%) ●Free Cash Flow (28%) ●Revenue (7%)	●Achievement Against Long Range Plans ●Organizational Collaboration	●Advancing Digital Equity ●Environmental Sustainability ●Company Culture
*	Metrics are considered collectively on a holistic basis.

Financial Metrics and Results

The performance ranges below were used as the financial performance metrics for the NEOs’ 2023 target bonus. Achievement for each financial metric would be zero if performance is below the minimum threshold of the metric’s range, with potential payouts ranging from 14% if achievement for each of the three financial metrics is at the low end of the range to a maximum of 140% if achievement for each is at the top end of the range. See “2023 Performance Overview” above for a description of our strong financial performance in 2023.

The 2023 performance ranges were based on meeting our 2023 enterprise-wide consolidated operating budget, which takes into account the cyclicality of working capital, capital spending plans for the upcoming year, target product rollout numbers and other relevant factors, such as the fact that 2023 would not include broadcasts of the Beijing Winter Olympics, the FIFA World Cup and the Super Bowl that had occurred in 2022. Target performance for each metric was set above our 2022 reported results.

	2023 PERFORMANCE RANGE(1) ($ IN BILLIONS)	2023 ACTUAL ACHIEVEMENT(2)
Adjusted EBITDA	35.287 – 40.858	45%
Free Cash Flow	10.836 – 16.572	28%
Revenue	116.907 – 135.366	6%
Total		79%
(1)	Amounts reflected are on a consolidated basis and have been adjusted to reflect Sky results on a constant currency basis.
(2)	Achievement percentages are interpolated between specified achievement levels and are presented based on the maximum weighted levels of achievement described in the section immediately above (i.e., achievement of target performance for the three metrics would total 70%).

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Operating Performance Goals and Results

Operating performance goals accounted for 15% of the 2023 target annual bonus, with potential payouts ranging from 0% to 22.5%. The following goals and performance against those goals were considered by the CHC Committee in determining that achievement for 2023 was 20%. These considerations included both quantifiable outcomes as to whether we met or exceeded expectations of achievement and the CHC Committee’s holistic evaluation of the NEOs’ performance, collectively and individually, in executing against strategic operational priorities described immediately below and in “2023 NEO Performance.” Certain details about the performance of our operating goals are not disclosed due to competitive concerns.

GOALS	2023 OPERATING PERFORMANCE CONSIDERATIONS
Achievement Against Long Range Plans	In 2023, we made progress towards achieving goals in our long range strategic plans and in managing our operations to adapt to a robust competitive environment:
●Continued to grow residential domestic broadband revenue, even with heightened competitive pressure on subscriber additions.
●Expanded our domestic wireless subscriber base by more than a million lines for a third consecutive year.
●Drove significant further sequential improvement in Connectivity & Platforms Adjusted EBITDA margin.
●Continued to focus on margin accretive growth drivers such as Business Services Connectivity, which is approaching $10 billion in annual revenue.
●Substantially grew Peacock revenue by rapidly adding paid subscribers.
●Grew Studios revenue through successful Universal Pictures releases. In 2023, Universal Pictures was the highest-grossing studio at the worldwide box office, with three of the top five highest-grossing films.
●Continued to set records with increasing Universal Theme Park attendance, revenue and Adjusted EBITDA.

Organizational Collaboration
Our businesses continued their strong collaboration with one another. In 2023, we realigned into two business units: Connectivity & Platforms and Content & Experiences. This change further brought together the U.S. Xfinity business (including Comcast Business Services) and Sky’s direct to customer businesses, and NBCUniversal with Sky Sports and Sky Studios. This global integration more closely aligns our management and streamlines opportunities for growth.
In addition to this company-wide organizational change, our technology teams around the world collaborated on our global Entertainment OS platform, which includes Xfinity X1 and Xumo domestically and Sky Glass in the UK, along with partnerships with Multichoice in Africa, SkyShowtime in Europe and Hubbl in Australia. We also continue to work together across our complementary, high-performing business units to accelerate convergence in media and technology. For example, in January 2024, we successfully executed the first exclusively streamed NFL Wild Card game on Peacock, with engineers across NBC Sports, Peacock and Connectivity & Platforms collaborating to deliver the largest ever viewing event on the internet in the U.S.

Stakeholder and Sustainability-Related Goals and Results

Stakeholder and sustainability-related goals accounted for 15% of the 2023 target annual bonus, with potential payouts ranging from 0% to 22.5%. The following goals and performance against those goals were considered by the CHC Committee in determining that achievement for 2023 was 15%. Our stakeholder and sustainability goals are not reduced to a specific metric or set of metrics, but rather are primarily based on the CHC Committee’s independent and holistic evaluation of the NEOs’ efforts, collectively and individually, to further progress in key stakeholder and sustainability initiatives as described immediately below and in “2023 NEO Performance.”

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GOALS	2023 PERFORMANCE CONSIDERATIONS
Advancing Digital Equity	We continued our strong leadership in advancing digital equity by actively sponsoring and participating in programs designed to extend our broadband services to unserved and underserved Americans in 2023 by:
●Participating responsibly in the federal government’s Affordable Connectivity Program, which enabled qualifying lower-income customers to apply a financial subsidy to our broadband services, allowing them to receive our Internet Essentials or Internet Essentials Plus service effectively for free, and supporting public-private partnerships and non-profit organizations that are spreading the message about the value of broadband connectivity in our digital world.
●Participating in federal, state and local programs designed to fund the expansion of broadband to unserved and underserved Americans and extending our network to new areas where reliable, high-speed internet services had been unavailable.
●Investing directly in community-based initiatives and programs to launch, support and scale digital navigator programs across the country. Digital navigators are trusted individuals affiliated with local nonprofits, educational institutions and governmental organizations who are trained to help more people get online, secure a device and build digital skills.

Company Culture	In 2023, we continued our efforts to respect diversity of background, culture, skills and experience and to reinforce a workplace culture that emphasizes respect for others and intolerance of harassment and discrimination by:
●Reinforcing our commitment to and support of workforce programs such as our nine employee resource groups with approximately 36,000 members in 250 chapters, that are voluntary, employee-led organizations open to all across our business dedicated to developing the careers of our employees, contributing to community service and building on an inclusive and collaborative workplace and culture.
●Continuing to reflect a range of diverse voices and cultures through our media platforms, including Xfinity’s curated On Demand destinations, as well as through NBCUniversal’s ‘The More You Know’ series of public service announcements.

Environmental Sustainability	We continued to take action toward environmental sustainability in 2023 by:
●Continuing to work toward our goal to be carbon neutral by 2035 for Scope 1 and 2 greenhouse gas emissions across our global operations, reducing such emissions meaningfully from our 2019 base year through year-end 2022.
●Working toward setting near-term science-based greenhouse gas reduction targets with the Science-Based Targets initiative.

2023 NEO Performance

In evaluating the strategic operating performance goals and stakeholder and sustainability initiatives portions of the annual cash bonus, in February 2024, the CHC Committee also considered the contribution of each NEO toward our company’s overall achievement of, and progress toward, those goals, as well as each NEO’s overall management and leadership of our company.

Brian L. Roberts	Mr. Roberts provided invaluable long-term vision and stability as he continued to lead the execution of our company’s strategy worldwide, especially in light of the headwinds of an uncertain macroeconomic environment and regulatory and competitive challenges. Mr. Roberts sets the tone for our businesses to execute at the highest level and to continue their strong collaboration. Mr. Roberts has thoughtfully developed key senior leadership talent to further take on company leadership roles, such as Mr. Cavanagh becoming President and Mr. Armstrong becoming CFO. He also has continued our company’s commitment to advancing digital equity, a culture of integrity and respect and environmental sustainability.

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Michael J. Cavanagh	Alongside Mr. Roberts, Mr. Cavanagh led the successful execution of key decisions on critical strategic and operational initiatives across all of our businesses, including our decision to realign our operating businesses into our Connectivity & Platforms and Content & Experiences businesses, to better reflect our globally integrated company. He also provided strong leadership to NBCUniversal at a pivotal moment, and as a result NBCUniversal demonstrated strong results in 2023 despite the Writers Guild of America and SAG-AFTRA work stoppages. In particular, in 2023 NBCUniversal saw a significant increase in Peacock paid subscribers and strong theme park performance and released three of the top five grossing films of the year, with Universal being the #1 film studio at the worldwide box office.
Jason S. Armstrong	In his first year as CFO, Mr. Armstrong provided strong leadership of our finance, accounting, tax, investor relations and treasury functions. In 2023, he led our overall long-range planning process, helping to ensure it supports our growth initiatives, and continued our company’s longstanding focus on capital allocation strategies, balance sheet strength and liquidity. He was also instrumental in effecting our financial reporting transition to the Connectivity & Platforms and Content & Experiences businesses. Under his leadership, we returned $15.8 billion to shareholders through a combination of dividends and our share repurchase program.
Thomas J. Reid	Mr. Reid demonstrated strong leadership of our company’s global legal, regulatory and compliance functions, providing expert counsel and sound judgment to our Board and senior management on a wide variety of complex matters. Mr. Reid also provided valuable strategic leadership of our government and regulatory affairs and political affairs functions, particularly in light of the increased regulation of business, particularly the video and broadband industries. Under his leadership, we also undertook various initiatives in connection with the implementation of the Infrastructure Investment and Jobs Act, which provides federal subsidies for broadband deployment in unserved and underserved areas and broadband affordability programs. He leads with, and continuously reinforces, his commitment to integrity, and he champions our digital equity and pro bono initiatives.
Jennifer Khoury	Ms. Khoury provided critical leadership to our global communications and reputation and successfully oversaw corporate brand marketing and internal, external, financial, government and digital communications strategies for our company. Additionally, as the company navigated a complex and competitive landscape, Ms. Khoury served as a key advisor to our executive leadership team, contributing to the Connectivity & Platforms and Content & Experiences businesses. She was also instrumental in driving communications for our impact initiatives, including digital equity through Project UP and environmental sustainability.

2023 Bonus Achievement

Based on our strong 2023 performance, bonus achievements were as follows.

	ROBERTS	CAVANAGH	ARMSTRONG(1)	REID	KHOURY
Total Paid (% of Target)	114%	114%	114%	114%	114%
Total Cash Bonus Paid	$8,550,000	$8,426,353	$4,528,767	$4,104,182	$2,555,135
(1)	Bonus was based on an annual base salary of $2 million in effect for 2024.

Equity-Based Incentive Compensation

The CHC Committee believes that the structure of our equity-based compensation program reinforces our performance culture and incents long-term shareholder value creation. Consistent with historical practice, our 2023 equity compensation program for NEOs consisted of a mix of both PSU awards (60%) and stock options (40%). The CHC Committee has determined that our 2024 annual equity compensation program for NEOs will consist of a mix of 75% PSUs and 25% stock options, to better align our equity compensation program with prevailing market practice. The table below reflects the key features of our annual equity compensation program for 2023.

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KEY FEATURES	2023 EQUITY COMPENSATION PROGRAM
PSUs (approximately 60% of long-term equity incentive award)
●Three-year cumulative performance period, with all performance goals measured over the three-year period.
●Cliff-vests based on payout levels three years following grant.
●PSUs earned based on achievement of two primary performance metrics, each weighted 50%: (1) absolute ROIC and (2) relative Adjusted EPS growth compared to the S&P100.
●Attainment of primary performance metrics is subject to a relative TSR modifier compared to the S&P 100, with no positive modifier applied if TSR is negative over the performance period.
●Potential payout of up to 250% of target, which rewards for outperformance against rigorous goals and significant returns to our investors.

Stock Options (approximately 40% of long-term equity incentive award)	●Stock options vest ratably over a five-year period to reinforce a long-term focus.

We believe that our PSU structure ties a meaningful portion of each NEO’s compensation to our long-term financial performance and closely aligns the interests of our NEOs with shareholders, with the ROIC and relative Adjusted EPS growth metrics serving as meaningful inputs to value creation and the relative TSR modifier providing an output measure of value creation. The combination of these performance metrics, together with the financial metrics (revenue, Adjusted EBITDA and Free Cash Flow), operating performance goals and the evaluation of stakeholder and sustainability initiatives under our annual cash bonus program, provide company-specific performance goals that are directly linked with our NEOs’ management of our company, while also satisfying shareholder return expectations.

In determining the total value of equity-based compensation, the CHC Committee considers, among other things, the overall performance mix of an NEO’s total direct compensation and the value of awards made to other executives, as well as the value of equity-based compensation awarded to comparable NEOs at our peer companies.

PSUs

2023 PSU Awards

PSUs granted in 2023 have two equally weighted primary performance metrics that are each measured over a cumulative three-year performance period beginning January 1 in the year of grant:

●	ROIC: measured on an absolute basis for each year during the three-year period and averaged to yield an average ROIC for the cumulative three-year period.
●	Relative Adjusted EPS Growth: compound annual growth rate measured on a relative basis at the end of the cumulative three-year performance period against the companies comprising the S&P 100 Index.

The ultimate payout of the PSUs will then be subject to a relative TSR performance modifier of +/- 25% based on the percentile ranking of our TSR over the three-year performance period relative to that of the companies comprising the S&P 100 Index (“Relative TSR Modifier”). The Relative TSR Modifier is -25% if our TSR ranking is at or below the 25th percentile. The Relative TSR Modifier is +25% if our TSR ranking is at or above the 75th percentile. The Relative TSR Modifier applies on an interpolated basis for performance between the 25th – 75th percentiles. We also apply an “absolute TSR cap” such that no positive modifier will be applied if absolute TSR is negative over the performance period (regardless of our relative TSR performance) to better align our NEO’s pay outcomes with shareholders’ returns. We believe this modifier more directly links our equity compensation program to shareholder returns by rewarding our executives for sustained market out performance, as well as regulating payouts for underperformance, even if financial metrics are achieved at or above target.

The maximum payout under the PSU awards is 250% of target (inclusive of the TSR modifier), which provides additional incentive for out performance and is in recognition of the fact that a significant portion of our NEOs’ compensation is delivered in the form of at-risk PSU awards, the value of which may only be realized by our NEOs upon achievement of financial and shareholder return performance measures over a three-year period.

Earned PSUs will cliff-vest on the third anniversary of the date of grant, generally subject to continued employment through such date.

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Target PSU values that the CHC Committee approved for 2023 PSUs are set forth below. These values are lower than the accounting values required to be set forth in the Summary Compensation Table as a result of certain assumptions and valuation methodologies required under applicable accounting standards.

NAME	PSUs ($)
Mr. Roberts	13,800,000
Mr. Cavanagh	10,500,000
Mr. Armstrong	3,000,000
Mr. Reid	3,000,000
Ms. Khoury	900,000

For more information on PSUs granted in 2023, see “Grants of Plan-Based Awards” table below.

Prior PSU Award Vestings

The three-year performance period for PSUs granted to Messrs. Roberts, Cavanagh and Reid in 2021 concluded on December 31, 2023. The performance achieved resulted in a total payout of 131% of the target number of PSUs.

PERFORMANCE METRIC	PERFORMANCE PERIOD: 2021-2023
	Actual Achievement	Payout (% of Target)
ROIC (50%)	10.7%	200%
Relative Adjusted EPS Growth (50%)	62nd percentile	148%

The combined PSU payout percentage was 174% based on the above levels of ROIC and Relative EPS Growth achievement. The Relative TSR Modifier, which was -25%, was then applied based on the percentile ranking of our TSR of 15th percentile during the three-year performance period relative to that of the S&P 100 Index. Details about the ROIC potential payout ranges are not disclosed due to competitive concerns.

Mr. Armstrong and Ms. Khoury were not awarded PSUs in prior years when they were not NEOs, and as such, only had time-based vesting of previously granted RSUs in 2023. We do not grant any time-based RSUs to our current NEOs.

Stock Options

Approximately 40% of the target value of our NEOs’ 2023 equity awards was in the form of stock options, which vest 20% on each of the first five anniversaries of the grant date. While the stock options granted to our NEOs do not have any express performance conditions, the value ultimately realized for such awards is dependent on the appreciation of our stock price from the date of grant, which further aligns our NEOs’ interests with those of our shareholders.

Procedures for Determining Compensation

CHC Committee’s Role, Process and Assessments

The CHC Committee approves the nature and amount of compensation paid to, and the employment and related agreements entered into with, our executive officers, and oversees broad-based cash bonus and equity-based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally.

In 2023, the CHC Committee reviewed for our NEOs:

●	Each element of our NEOs’ compensation for internal consistency.
●	Various analyses provided by its independent compensation consultant, including:
	●	an assessment of the composition of our peer groups;
	●	a competitive pay assessment (comparing NEO compensation to that of executives holding comparable positions at our peer group companies as disclosed in proxy statements and to broad groups of companies in published surveys, and analyzing components of pay compared to those of our peer group companies (e.g., target pay levels, fixed vs. variable, components of long-term equity));
	●	a financial performance review (comparing our performance relative to our peer group companies with respect to growth in Adjusted EBITDA, Free Cash Flow, revenue and TSR, based on financial data from a third-party source);

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●	a compensation sharing analysis (analyzing the actual pay delivered to our NEOs as a percentage of our Adjusted EBITDA and Free Cash Flow as compared to our peer group companies);
●	an incentive compensation design analysis (analyzing various annual bonus and long-term incentive design elements); and
●	an analysis of equity dilution resulting from, and annual usage rates in, our equity-based compensation plans as compared to our peer group companies (i.e., overhang and burn rates).

After taking into account the analyses above, the CHC Committee evaluated our financial performance, as compared to our peers over time, as it related to our strongly competitive compensation philosophy.

●	In addition, the CHC Committee annually reviews the nature and mix of compensation elements, as well as compensation plan design and award terms, to ensure that our compensation program does not include inadvertent incentives for our NEOs to take inappropriate business risks by making decisions that may not be in the best interests of our shareholders. In conducting this review, the CHC Committee also considers specific business risks identified through our ERM process.
●	In determining individual compensation, the CHC Committee annually evaluates Mr. Roberts’ performance, and Mr. Roberts discusses with the CHC Committee the performance of our other NEOs. The CHC Committee, among other things, assesses each NEO’s responsibilities and roles with respect to corporate policy-making, management and contribution to our overall performance, both in terms of financial results and progress on key initiatives, as well as the importance of retaining the NEO. This process helps inform compensation decisions and allows our CHC Committee to employ a holistic evaluation that may include factors both within and outside of management’s control, balanced with individual and company performance and shareholder outcomes. See “Compensation Decisions” above for information on NEO performance and decisions made in respect of 2023.

Role of Compensation Consultants

The CHC Committee has directly engaged Korn Ferry as its own independent compensation consultant. Korn Ferry provides research, analysis and input as to the form and amount of executive and director compensation, which generally includes market research utilizing information derived from proxy statements, surveys and its own consulting experience and insight, as well as the provision of other methodological standards and policies in accordance with its established procedures. This research, analysis and input has been provided to both our CHC Committee and to management. The CHC Committee collaborated with Korn Ferry to determine and approve the parameters used to conduct the assessment work, including items such as the composition of peer groups, the relevant market statistical reference points within the data (e.g., median) and the elements of compensation. Korn Ferry did not determine or recommend the form or amount of compensation of our NEOs for 2023.

In 2023, we paid Korn Ferry approximately $518,000 for services related to executive and director compensation and approximately $342,000 for leadership, succession, organizational strategy and talent consulting services and executive search services. As part of their job responsibilities, certain of our executive officers participate both in gathering and presenting facts related to compensation and benefits matters as requested by the CHC Committee and in formulating and making recommendations to the CHC Committee in these areas. These executives, together with our employees who work in the compensation area, also conduct research and consult with compensation consultants, legal counsel and other expert sources to keep abreast of developments in these areas. All decisions, however, regarding the compensation of our NEOs are made by the CHC Committee and are reviewed by the Board, following reviews and discussions held in executive sessions. The CHC Committee assessed Korn Ferry’s work as required under SEC rules and concluded that its work for the CHC Committee in 2023 did not raise any conflicts of interest. The CHC Committee reached this determination by reviewing the fees paid to Korn Ferry and evaluating its work under applicable SEC and Nasdaq rules on conflicts of interest.

Use of Competitive Data

While peer group and various compensation survey analyses are considered important and valuable by the CHC Committee, the CHC Committee does not make any determination of, or change to, compensation in reaction to market data alone. Rather, it uses this information as one of several considerations to inform its decisions and put it in context in determining compensation levels (and when to change compensation levels).

Peer Group

The CHC Committee, advised by Korn Ferry, reviewed the criteria for selecting members of our peer groups. The composition of our core peer group for 2023 is unchanged from our 2022 core peer group.

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Below are the companies in our core peer group for 2023:

●	Alphabet Inc.
●	AT&T Inc.
●	Charter Communications, Inc.
●	Warner Bros. Discovery, Inc.
●	Fox Corporation
●	Lumen Technologies, Inc.
●	Meta Platforms, Inc.
●	Netflix, Inc.
●	Paramount Global
●	T-Mobile US, Inc.
●	The Walt Disney Company
●	Verizon Communications Inc.

Our peer group analyses indicate that overall, our “pay at risk” practices are generally aligned with peer group practices.

●	Comparisons for (i) Mr. Roberts were made to peer chief executive officers for the peer group, (ii) Mr. Cavanagh were made by ordinal rank (i.e., the position in the Summary Compensation Table) and to Chief Executive Officers for the media companies in the peer group, (iii) Mr. Armstrong were made to peer chief financial officers, (iv) Mr. Reid were made to peer chief legal officers and heads of government affairs, and (v) Ms. Khoury were made by ordinal rank and to top communications officers based on survey data.
●	As a supplemental reference point to further inform the CHC Committee, comparisons were made to general industry peer groups with revenues similar in size to our business as a whole and our business units.
●	The CHC Committee does not determine an NEO’s target compensation solely based on a specific reference point within our peer group; instead, it reviews our peer group analyses, as well as the other analyses discussed in “CHC Committee’s Role, Process and Assessments,” both to validate our compensation program design and to inform its judgment in determining target compensation.

Other Compensation Policies and Considerations

Executive Stock Ownership Policy

We have a stock ownership policy for members of our senior management, including our NEOs, that is designed to increase our executives’ ownership stake in our company and align their interests with those of our shareholders.

	MULTIPLE OF BASE SALARY REQUIRED	COMPLIANCE STATUS
Brian L. Roberts	10x	In compliance
Michael J. Cavanagh	5x	In compliance
Jason S. Armstrong	3x	In compliance
Thomas J. Reid	3x	In compliance
Jennifer Khoury	3x	In compliance

“Ownership” includes (i) stock owned directly or indirectly, (ii) shares credited under our employee stock purchase plan, which must be held for one year from the date credited, and (iii) 60% of deferred vested shares, shares deemed invested in Comcast’s stock fund under our deferred compensation plans and the pre-tax net number of shares deliverable upon the exercise of vested stock options. There is a phase-in period of six years after the year in which an executive first becomes subject to the policy (or to a higher base salary multiple) to allow the executive to meet the full stock ownership requirement. If an executive is subject to a phase-in period, we consider them to be in compliance with the policy if they meet the reduced stock ownership requirements under such phase-in. In determining compliance, the CHC Committee may consider any noncompliance that occurs solely or primarily from a decline in the market price of our stock. If an executive is not in compliance, he or she is prohibited from selling our stock (unless a hardship exemption is granted).

Policies Regarding Trading Activities and Prohibitions on Hedging and Pledging

Our trading policy prohibits our executive officers, certain other high-level employees and directors from buying or selling any of our securities during specified blackout periods, and, when outside of those blackout periods, they may only buy or sell our securities with prior approval in accordance with internal procedures. This helps ensure that our executive officers and directors will not trade in our securities at a time when they are aware of material, nonpublic information.

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Our policies prohibit our executive officers and directors from (i) using any strategies or products (including derivative securities, such as put or call options, or short-selling techniques) to hedge against potential changes in the value of our stock and (ii) holding our stock in margin accounts or pledging our stock as collateral for a loan.

No Automatic Payments in Connection with a Change in Control

We generally do not have any benefits, such as accelerated vesting of equity awards, that are “triggered” automatically as a result of a “change in control” (a “single trigger”) or the occurrence of one or more specified events (a “double trigger”) that may follow a change in control, such as termination of employment without cause. Instead, we believe it is in the best interests of our company for our Board and CHC Committee, who are subject to fiduciary obligations to act in a manner they believe to be in the best interests of our company and shareholders, to retain the discretion to determine whether it is appropriate to accelerate the vesting of stock options and/or stock units or provide other benefits in connection with a particular change in control transaction.

Mr. Roberts’ employment agreement provides that if his employment is terminated following a change in control, that termination will be treated as a termination without cause for the purpose of determining his benefits in those circumstances under his employment agreement. The CHC Committee approved this provision as a fair and reasonable protection for our Chief Executive Officer in the event of a change in control.

Payments in Connection with a Termination of Employment

Payments to our NEOs upon a termination of employment are described under the “Potential Payments upon Termination or Change in Control” table below. These compensation arrangements are contained in each NEO’s employment or other agreements and are not a factor in the CHC Committee’s determination of current year compensation elements. These arrangements were arrived at as a result of arm’s-length negotiations in connection with entering into each such agreement.

Recoupment (or “Clawback”) Policy

We have an incentive compensation recoupment (or “clawback”) policy that was adopted in accordance with applicable SEC and Nasdaq rules, which replaces in its entirety our former clawback policy. Under this policy, the CHC Committee will seek to recover incentive compensation paid to our executive officers in the event of an accounting restatement as defined, and to the extent required, under such rules.

Award Timing

Our current practice is to grant annual equity incentive awards each year on the first business day in March. The value of these annual awards is approved by the CHC Committee at a meeting prior to the grant date. Our off-cycle awards (for new hires, mid-year promotions, etc.) are granted in accordance with pre-established grant date schedules.

Tax and Accounting Considerations

The CHC Committee considers accounting and tax implications of our compensation and benefit programs, including with respect to the tax deductibility of our executive compensation. Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by public companies to certain executive officers to $1 million. In the exercise of its business judgment and in accordance with its compensation philosophy, the CHC Committee has previously awarded, and continues to have the flexibility to award, compensation that is not tax deductible if it determines that such award is in our shareholders’ best interests.

In addition, the Internal Revenue Code limits the amount that companies can deduct for the personal use of company-provided aircraft to the amount recognized as income by the executives who used the aircraft. In 2023, the total amount of our disallowed tax deduction resulting from the personal use of Company-provided aircraft by our NEOs and any guests was approximately $5.8 million.

Other Considerations

The CHC Committee is aware that Mr. Roberts is our shareholder with the greatest beneficial voting power. The CHC Committee maintains an objective stance toward Mr. Roberts’ compensation. The CHC Committee uses the same methods, tools and processes to determine Mr. Roberts’ compensation as it does for our other NEOs.

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Compensation and Human Capital Committee Report

We, the members of the CHC Committee of the Board of Directors, have reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation and Human Capital Committee

Edward D. Breen (Chair)
Gerald L. Hassell*
David C. Novak

* Mr. Hassell is not a nominee for director at our 2024 annual meeting.

Executive Compensation Tables

Summary Compensation Table

Our NEOs for 2023 are: Mr. Brian L. Roberts, Chairman of the Board and Chief Executive Officer, Mr. Jason S. Armstrong, our Chief Financial Officer, and our next three most highly compensated executive officers as of December 31, 2023 (Mr. Michael J. Cavanagh, Mr. Thomas J. Reid, and Ms. Jennifer Khoury).

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	STOCK AWARDS(1) ($)	OPTION AWARDS(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION(3) ($)	CHANGE IN PENSION VALUE AND EARNINGS ON NONQUALIFIED DEFERRED COMPENSATION(4) ($)	ALL OTHER COMPENSATION(5) ($)	TOTAL ($)
Brian L. Roberts Chairman of the Board & Chief Executive Officer	2023	2,500,000	15,024,591	9,200,027	8,550,000	0	199,049	35,473,666
	2022	2,500,000	13,383,702	8,480,021	7,500,000	0	206,127	32,069,850
	2021	3,249,415	13,512,534	8,475,488	8,625,586	1,832	113,726	33,978,581
Michael J. Cavanagh President	2023	2,463,846	11,431,801	7,000,032	8,426,353	0	258,030	29,580,063
	2022	2,300,000	9,974,568	21,120,030	6,900,000	0	187,124	40,481,722
	2021	2,300,000	10,072,244	6,315,164	8,625,001	0	44,587	27,356,996
Jason S. Armstrong(6) Chief Financial Officer	2023	1,789,615	3,266,371	2,000,033	4,528,767	0	10,000	11,594,786
Thomas J. Reid Chief Legal Officer and Secretary	2023	1,800,080	3,266,371	2,000,033	4,104,182	0	10,000	11,180,666
Jennifer Khoury Chief Communications Officer	2023	1,494,231	980,051	600,010	2,555,135	0	10,000	5,639,427
(1)	Amounts represent the aggregate grant date fair value of PSUs granted to the NEOs in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”), which do not correspond to the actual values that may be realized by the NEOs or to the values approved by the CHC Committee. The grant date values for PSUs were calculated using a Monte Carlo simulation model, determined based on the probable outcome of the performance condition as of the grant date. The valuation assumptions for the PSUs granted in March 2023 were as follows: a term of 2.8 years, an expected volatility of 27.1%, an expected peer median volatility of 29.3%, a correlation of 0.5806, a peer median correlation of 0.5516 and an interest rate of 4.6%. Amounts were also discounted to consider that dividend equivalents that accrue during the vesting period are not paid out until the underlying shares vest. The following are the values of the PSUs granted in 2023 as of their grant date assuming attainment of the maximum level of performance: Mr. Roberts ($37,561,457), Mr. Cavanagh ($28,579,484), Mr. Armstrong ($8,165,909), Mr. Reid ($8,165,909) and Ms. Khoury ($2,450,108). See also “Compensation Discussion and Analysis – Compensation Decisions – Equity-Based Compensation” for the target PSU values that the CHC Committee approved for 2023, which are lower than the amounts required to be reported in this table.
(2)	Amounts represent the aggregate grant date fair value of stock options granted to the NEOs in accordance with FASB ASC Topic 718. Under SEC rules, the amounts shown exclude the impact of estimated forfeitures. These amounts, which do not correspond to the actual values that may be realized by the NEOs, were calculated using the Black-Scholes option pricing model, based upon the following valuation assumptions for options granted in March 2023 to our NEOs for their annual option awards: an expected

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volatility of 26.2%, an expected term to exercise of 5.9 years, an interest rate of 4.2% and a dividend yield of 3.2%. For information on valuation assumptions with respect to grants made before 2023, refer to the footnotes in the “Summary Compensation Table” in our definitive proxy statements filed with the SEC in 2022 and 2023. See the “Grants of Plan-Based Awards” table below for additional information on options granted in 2023.
(3)	Amounts represent annual performance-based bonuses. See the “Grants of Plan-Based Awards” table below and “Compensation Discussion and Analysis – Compensation Decisions – Annual Cash Bonus” above for additional information on these bonuses and the achievement of specified metrics in 2023.
(4)	Amounts represent the dollar value of interest earned on compensation deferred in “income funds” under our deferred compensation plans in excess of 120% of the long-term applicable federal rate. Effective March 2021, NEOs were prohibited from deferring compensation into the income fund and no longer earn interest above the applicable federal rate. See “Nonqualified Deferred Compensation in and as of Fiscal Year-End” below.
(5)	Amounts for 2023 include: (a) company contributions to our retirement-investment plan accounts in the amount of $10,000 for each NEO and (b) amounts on account of personal use of Company-provided aircraft (Mr. Roberts, $189,049 and Mr. Cavanagh, $248,030).
For security and business reasons, Company practices and policy strongly encourage, and in some cases may require, Mr. Roberts to use Company-provided aircraft for business and personal travel. Our other NEOs also have access to Company-provided aircraft for personal travel, as it affords all of our NEOs greater security, allows travel time to be used productively and enables them to be immediately available to respond to business priorities from any location.
Our policy allows an NEO to bring guests, such as family members, on flights on Company-provided aircraft. The NEOs are required to pay us for personal use of Company-provided aircraft in amounts determined by Company policy. The NEOs are imputed income for costs related to use of Company-provided aircraft when required under Internal Revenue Code guidelines. We do not reimburse the NEOs for any taxes incurred as a result of imputed income. In addition, the Internal Revenue Code limits the amount that we can deduct for the personal use of Company-provided aircraft to the amount recognized as income by our executives who use the aircraft; the amounts in the table above do not include our 2023 disallowed tax deduction of $5.8 million resulting from the personal use of Company-provided aircraft by our NEOs and any guests.
The amounts reflected for each NEO on account of personal use of Company-provided aircraft indicate the extent to which the incremental cost of such use exceeds the amount paid to us by the NEO. The aggregate incremental cost for a personal flight on a charter plane is the cost of the flight as charged to us by the charter company. The aggregate incremental cost for a personal flight taken on a third party-owned plane that is serviced by us includes all variable costs attributable to that flight (including for repositioning flights), such as fuel, trip and allocable maintenance expenses and third-party lease payments. The aggregate incremental cost for a personal flight on a Company plane includes all variable costs for the year, such as fuel, maintenance and other trip expenses, to arrive at a variable cost per hour that we then multiply by the number of hours the NEO used the aircraft for personal travel (including the hours for repositioning flights). These methodologies exclude fixed costs, as these costs do not change based on usage. Our NEOs have access to a Company-provided car for personal travel, but they have fully reimbursed the Company for the incremental costs associated with such use in accordance with our policy.
For all other benefits that would otherwise be considered perquisites, our NEOs are required to fully reimburse us for such benefits in accordance with our policy.
(6)	Mr. Armstrong’s annual cash bonus was based on an annual base salary of $2 million in effect for 2024.

Grants of Plan-Based Awards

The table below provides information about equity and non-equity awards granted to our NEOs in 2023 as follows: (1) the grant date for equity awards and the date the grant of such awards was approved by the CHC Committee; (2) the estimated future payouts under non-equity incentive plan awards (columns (a), (b) and (c)); (3) the estimated future payouts under equity incentive plan awards, which consist of PSUs (columns (d), (e) and (f)); (4) option awards, which consist of the number of shares underlying stock options (column (g)); (5) the exercise price of the stock option awards, which reflects the closing price of our Class A common stock on the date of grant (column (h)); and (6) the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 (column (i)).

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NAME	GRANT DATE	APPROVAL DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1) ($)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS(3) (g)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($) (h)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(4) ($) (i)
			THRESHOLD (a)	TARGET (b)	MAXIMUM (c)	THRESHOLD (d)	TARGET (e)	MAXIMUM (f)
Brian L. Roberts	—		1,050,000	7,500,000	13,875,000
	3/1/2023	2/28/2023				70,639	376,745	941,862			15,024,591
	3/1/2023	2/28/2023							1,104,445	36.63	9,200,027
Michael J. Cavanagh	—		1,034,818	7,391,538	13,674,345
	3/1/2023	2/28/2023				53,747	286,655	716,637			11,431,801
	3/1/2023	2/28/2023							840,340	36.63	7,000,032
Jason S. Armstrong	—		556,164	3,972,603	7,349,315
	3/1/2023	2/28/2023				15,357	81,905	204,762			3,266,371
	3/1/2023	2/28/2023							240,100	36.63	2,000,033
Thomas J. Reid	—		504,022	3,600,160	6,660,296
	3/1/2023	2/28/2023				15,357	81,905	204,762			3,266,371
	3/1/2023	2/28/2023							240,100	36.63	2,000,033
Jennifer Khoury	—		313,789	2,241,347	4,146,491
	3/1/2023	2/28/2023				4,607	24,575	61,437			980,051
	3/1/2023	2/28/2023							72,030	36.63	600,010
(1)	Represents annual performance-based bonus awards granted under our cash bonus plans. The actual amounts earned with respect to these bonuses are included in the “Summary Compensation Table” above under the “Non-Equity Incentive Plan Compensation” column.
(2)	The amounts in columns (d) through (f) represent shares of Class A common stock underlying PSUs granted under our 2002 Restricted Stock Plan. PSUs cliff vest 100% on the third anniversary of the grant date. PSUs will be earned based on achievement of two primary performance metrics over a three-year period beginning in 2023, each weighted 50%: (i) ROIC, calculated based on our ROIC for each year during the three-year performance period and averaged at the end of such period to yield an average ROIC for the cumulative three-year period; and (ii) Relative Adjusted EPS Growth, calculated at the end of the cumulative three-year performance period based on the percentile ranking of our Adjusted EPS compound average annual growth rate during the performance period relative to that of the companies comprising the S&P 100 Index. The actual number of PSUs earned will be based on (x) the three-year average ROIC measured against a pre-established target approved by the CHC Committee in February 2023, with achievement level payouts ranging from 50% for threshold performance to 200% for maximum performance (with 100% as the target and linear interpolation between specified achievement levels) and (y) Relative Adjusted EPS Growth over the three-year period, with payouts ranging from 50% for performance at the 25th percentile to 200% for performance at or above the 75th percentile, and setting the target payout for performance at the median. For both metrics, payouts are zero for performance below the threshold.
After calculating the ROIC and Relative Adjusted EPS Growth components, the Relative TSR Modifier is applied, which is based on the percentile ranking of our TSR during such period relative to that of the companies comprising the S&P 100 Index, as modified to account for changes in the index companies such as due to merger and acquisition activity. TSR will be determined based on the average stock price of each company for the 20 trading days prior to each of the first and last day of the performance period and will be calculated assuming the reinvestment of dividends. The actual number of PSUs earned will be determined after multiplying the payout levels for the two primary performance metrics by 25% for top quartile TSR performance or (25)% for bottom quartile performance, with performance in between straight-line interpolated. If our absolute TSR over the performance period is negative, then, irrespective of our TSR percentile ranking, no positive adjustment will be made to the payouts under the ROIC and Relative Adjusted EPS Growth components. See “Compensation Discussion and Analysis – Design and Structure of Executive Compensation – Equity-Based Incentive Compensation” above for additional information. Dividend equivalents accrue on shares underlying PSUs, although the amounts will only be paid (without interest) if and when the shares underlying PSUs vest.
(3)	The amounts in this column represent shares of our Class A common stock underlying stock options granted under our 2003 Stock Option Plan. Options become exercisable as follows: 20% of the shares become exercisable on each of the first, second, third, fourth and fifth anniversaries of the date of grant.
(4)	The amounts in this column represent the grant date fair value of PSUs and stock options computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be realized by the NEOs. The grant date fair value of PSUs was determined as described in footnote (2) to the “Summary Compensation Table.” Amounts with respect to stock options were calculated using the Black-Scholes option pricing model, based upon the assumptions set forth in footnote (3) to the “Summary Compensation Table.”

2024 Proxy Statement	42

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by our NEOs as of December 31, 2023. This table includes unexercised vested and unvested options to purchase shares of Class A common stock (columns (a), (b), (c) and (d)), unvested RSUs with respect to shares of Class A common stock (columns (e) and (f)) and unvested PSUs with respect to shares of Class A common stock (columns (g) and (h)). The vesting schedules for these grants are disclosed in the footnotes to this table. The market value of stock awards is based on the closing market price of a share of our Class A common stock as of December 29, 2023, which was $43.85.

			OPTION AWARDS			STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (a)		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE(2) (b)	OPTION EXERCISE PRICE ($) (c)	OPTION EXPIRATION DATE (d)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(3)(4) (e)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (f)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(3)(4) (g)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (h)
Brian L. Roberts								2,449,105	107,393,254
	965,000		—	25.000	03/20/2024
	816,840		90,760	29.725	03/19/2025
	794,580		140,220	29.880	03/17/2026
	615,040		153,760	37.460	03/16/2027
	561,300		187,100	35.830	03/15/2028
	405,840		270,560	40.470	03/14/2029
	730,485		892,815	42.520	03/01/2030
	351,680		527,520	54.450	02/28/2031
	192,509		770,036	46.390	02/29/2032
	—		1,104,445	36.630	02/28/2033
Michael J. Cavanagh								1,860,411	81,579,022
	643,464	(1)	71,496	28.320	05/14/2025
	594,320	(1)	104,880	29.880	03/17/2026
	459,760	(1)	114,940	37.460	03/16/2027
	419,775	(1)	139,925	35.830	03/15/2028
	360,300		240,200	40.470	03/14/2029
	485,865		593,835	42.520	03/01/2030
	262,040		393,060	54.450	02/28/2031
	143,474		573,896	46.390	02/29/2032
	—		4,000,000	34.970	12/29/2032
	—		840,340	36.630	2/28/2033
Jason S. Armstrong						88,264	3,870,376	204,762	8,978,814
	68,200		—	29.725	03/19/2025
	69,800		—	29.880	03/17/2026
	68,200		—	37.460	03/16/2027
	69,800		—	35.830	03/15/2028
	65,600		16,400	40.470	03/14/2029
	31,080		46,620	54.450	02/28/2031
	22,702		90,808	46.390	02/29/2032
	—		240,100	36.630	02/28/2033

43	2024 Proxy Statement

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (a)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTION UNEXERCISABLE(2) (b)	OPTION EXERCISE PRICE ($) (c)	OPTIONS EXPIRATION DATE (d)	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED(3)(4) (e)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($) (f)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED(3)(4) (g)	EQUITY INCENTIVE PLAN AWARDS: MARKET VALUE OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($) (h)
Thomas J. Reid					60,295	2,643,936	504,187	22,108,600
	155,115	189,585	42.520	03/01/2030
	83,000	124,500	54.450	02/28/2031
	45,403	181,612	46.390	02/29/2032
	—	240,100	36.630	02/28/2033
Jennifer Khoury					52,657	2,309,009	61,437	2,694,012
	10,320	—	29.880	03/17/2026
	40,220	—	37.460	03/16/2027
	55,800	—	35.830	03/15/2028
	45,600	11,400	40.470	03/14/2029
	50,700	33,800	42.520	03/01/2030
	22,840	34,260	54.450	02/28/2031
	13,621	54,484	46.390	02/29/2032
	—	72,030	36.630	02/28/2033
(1)	Mr. Cavanagh assigned to a family trust a portion of his vested stock options as follows: 321,732 shares from stock options expiring on May 14, 2025; 419,520 shares from stock options expiring on March 17, 2026; 258,615 shares from stock options expiring on March 16, 2027; and 167,910 shares from stock options expiring on March 15, 2028.
(2)	The expiration date occurs one day prior to the tenth anniversary of the grant date. Stock options that expire on or prior to March 1, 2030 have the following vesting schedule: 30%, 15%, 15%, 15%, 5%, 5%, 5%, 5% and 5% on the second, third, fourth, fifth, sixth, seventh, eighth, ninth and nine and a half anniversaries of the grant date, respectively. Stock options that expire on February 28, 2031 have the following vesting schedule: 40%, 20%, 20% and 20% on the second, third, fourth and fifth anniversaries of the grant date, respectively. Stock options that expire on or after February 29, 2032 have the following vesting schedule: 20% on each of the first, second, third, fourth and fifth anniversaries of the grant date. The performance-based stock option granted to Mr. Cavanagh on December 30, 2022 (the “Performance Option”) vests in full on February 1, 2028.
(3)	Our equity awards contain provisions for continued vesting upon certain employees attaining retirement eligible status. This table does not reflect accelerated vesting resulting from the attainment of retirement eligible status. See “Potential Payments upon Termination or Change in Control” for additional information.
(4)	The number of shares underlying each outstanding stock unit(a) for the NEOs that remain subject to vesting are as follows:

GRANT DATE	BRIAN L. ROBERTS		MICHAEL J. CAVANAGH		JASON S. ARMSTRONG		THOMAS J. REID		JENNIFER KHOURY
01/04/2019	—		—		5,592		—		—
02/15/2019	—		—		5,296		—		—
03/15/2019	66,100	(b)	83,400	(b)	6,440		—		4,440
03/29/2019	—		—		—		—		2,408
07/05/2019	—		—		—		31,200		—
03/02/2020	171,393	(b)	113,987	(b)	—		29,095		7,095
05/22/2020	—		—		—		—		21,296
06/05/2020	—		—		13,068		—		—
03/01/2021	584,250	(c)	435,500	(c)	9,660		137,750	(c)	7,070
01/14/2022	—		—		30,960	(e)	—		—
03/01/2022	685,500	(d)	510,887	(d)	17,248	(e)	161,675	(d)	10,348	(e)
03/01/2023	941,862	(f)	716,637	(f)	204,762	(f)	204,762	(f)	61,437	(f)

2024 Proxy Statement	44

(a)	Except as otherwise described in footnotes below, all stock units granted as of the respective grant date had the following vesting schedule: 15%, 15%, 15%, 15% and 40% on the 13-month, second, third, fourth and fifth anniversaries of the grant date, respectively.
(b)	Reflects the number of shares underlying PSUs that, as of December 31, 2023, had been achieved following attainment of the performance condition, which resulted in all remaining tranches vesting at the maximum of 125% of the award.
(c)	Reflects the number of shares underlying PSUs that, as of December 31, 2023, may be achieved assuming maximum attainment of the performance condition, which would result in 250% vesting of the award. The CHC Committee certified actual performance achievement of the PSUs on March 4, 2024 which resulted in 131% vesting of the award. The PSUs vested 100% on the three-year anniversary of the date of grant.
(d)	Reflects the number of shares underlying PSUs that, as of December 31, 2023, may be achieved assuming maximum attainment of the performance condition, which would result in 250% vesting of the award. The CHC Committee will certify actual performance achievement of the PSUs in early 2025. The PSUs vest 100% on the three-year anniversary of the date of grant.
(e)	The stock units granted as of the respective grant date had the following vesting schedule: 20% on each of the 13-month, second, third, fourth and fifth anniversaries of the grant date.
(f)	Reflects the number of shares underlying PSUs that, as of December 31, 2023, may be achieved assuming maximum attainment of the performance condition, which would result in 250% vesting of the award. The CHC Committee will certify actual performance achievement of the PSUs in early 2026. The PSUs as of the grant date had the following vesting schedule: 100% vests on the 3-year anniversary of the date of grant.

Option Exercises and Stock Vested

The following table provides information, for each of our NEOs, on the number of options exercised and the value realized upon such exercise, and the number of shares of Class A common stock resulting from the vesting of stock awards and the value realized before payment of any applicable withholding tax during 2023.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING		VALUE REALIZED ON VESTING ($)
Brian L. Roberts	1,212,000	23,331,000	146,180	(1)	5,322,075
Michael J. Cavanagh	—	—	118,162		4,293,316
Jason S. Armstrong	27,200	478,856	46,091		1,730,607
Thomas J. Reid	—	—	19,635	(1)	778,514
Jennifer Khoury	—	—	18,893		720,066
(1)	Mr. Roberts deferred the receipt of shares relating to 23,164 and 69,763 PSUs that vested on March 15, 2023 and March 16, 2023, respectively, and Mr. Reid deferred the receipt of shares relating to 11,700 RSUs that vested on July 5, 2023. The value of the stock units realized on vesting is based on the value of a share of Class A common stock on the vesting date, regardless of whether the receipt of the underlying shares had been deferred. The actual value of the stock units realized upon settlement may be different than the value reflected in this table. The value realized on vesting also is reflected in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation in and as of Fiscal Year-End” table immediately below.

Nonqualified Deferred Compensation in and as of Fiscal Year-End

The table below provides information on the nonqualified deferred compensation of our NEOs in and as of the end of 2023.(1)

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY(2) ($)		AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE(2) ($)
Brian L. Roberts	3,359,567	(1)	23,471,056	(768,846)	141,066,426
Michael J. Cavanagh	—		5,684,382	(10,147,012)	49,875,868
Jason S. Armstrong	1,050,000		1,178,231	—	11,551,321
Thomas J. Reid	485,316	(1)	358,878	(1,106,278)	1,697,943
Jennifer Khoury	—		166,673	—	3,570,482
(1)	Amounts in this table have been deferred under our deferred compensation plans, except for deferrals of stock units with respect to shares of Class A common stock under our restricted stock plan. Eligible employees and directors may participate in these plans. Amounts credited to an NEO’s account are invested notionally in a third-party mutual or exchange fund or our company’s common stock fund.

45	2024 Proxy Statement

Under our restricted stock plan, eligible employees may defer the receipt of shares that may, subject to an award of stock units, vest in the future. Upon vesting, deferred stock units are invested in our company stock fund. An employee who has elected to defer stock units may also make a “diversification election” of the shares subject to such stock units to have the value of such stock units transferred to our deferred compensation plans. Pursuant to our restricted stock plan, (i) Mr. Roberts deferred the settlement of 23,164 PSUs and 69,763 PSUs that vested on March 15, 2023 and March 16, 2023, respectively, and (ii) Mr. Reid deferred the settlement of 11,700 RSUs that vested on July 5, 2023.
The amounts shown in the “Executive Contributions in Last FY” column reflect the aggregate value of (i) stock units that were deferred in 2023 as of their respective vesting dates and (ii) amounts deemed invested in third-party mutual or exchange funds under our deferred compensation plans; the amounts shown in the “Aggregate Earnings in Last FY” column reflect the value of any aggregate gain or loss in 2023. During 2023, (i) the annual rates of return under the third-party mutual or exchange funds were as follows: 5.5%, 26.3%, 45.3%, 5.0%, 15.6%, 5.1% and 2.2%, and (ii) the annual rate of return under our company stock fund was 29.1%. No amounts represent interest earned in excess of 120% of the long-term applicable federal rate.

(2)	These amounts (other than amounts related to deferrals of stock units) are reported as compensation in the “Summary Compensation Table” above under the columns “Salary” and “Non-Equity Incentive Plan Compensation.” All amounts contributed in prior years under our deferred compensation plans have been reported in the Summary Compensation Table in previously filed proxy statements in the year earned to the extent an individual was an NEO for purposes of the SEC’s executive compensation disclosure. The grant date fair value of stock units deferred under our restricted stock plan has been reported in the year granted in the Summary Compensation Table in previously filed proxy statements, to the extent an individual was an NEO for purposes of the SEC’s executive compensation disclosure. Fiscal year-end balances for each fund include net transfers between funds that occurred during the year.

Agreements with Our Named Executive Officers

Each of our active NEOs has an employment agreement with us. Mr. Roberts’ agreement was effective as of August 1, 2017 and provides for an initial term of employment through July 31, 2020, which term will be extended automatically by one additional day for each day that elapses after August 1, 2017 (so that the term of the agreement will always be three years), unless otherwise terminated by either party in accordance with the employment agreement. Mr. Cavanagh’s agreement was entered into as of January 1, 2023 and secures his employment through December 31, 2027. Mr. Armstrong’s agreement was entered into as of January 6, 2023 and secures his employment through December 31, 2027. Mr. Reid’s new employment agreement was entered into as of January 1, 2024 and secures his employment through December 31, 2028. Ms. Khoury’s agreement was entered into as of January 1, 2023 and secures her employment through December 31, 2027.

Each of the employment agreements provides for a base salary either as specified in the agreement or otherwise then in effect. An NEO’s salary may not be reduced, except under an overall plan to reduce their salary on a basis consistent with other senior executives at their respective levels. The NEOs also are eligible to receive an annual performance bonus, payable in cash, of a percentage of their respective base salaries for the applicable year. The current target bonus opportunities for Messrs. Roberts and Cavanagh are 300%, for Mr. Reid 250%, for Mr. Armstrong 200% and for Ms. Khoury 150%, in each case of their respective base salaries. Our NEOs are also entitled to receive certain severance benefits under their respective agreements in the event of a qualifying termination of employment as described under the “Potential Payments upon Termination or Change in Control” table below.

Under the agreements, each NEO has agreed not to compete with us during their employment and, in the event their employment terminates other than by us without cause or by them with good reason, for one year after termination of their employment.

Each of our NEOs has agreed not to solicit our employees or customers for one year after termination of their employment and is subject to confidentiality covenants. Each has agreed to maintain the confidentiality of our information and not to use such information, except for our benefit, at all times during and after their employment with us.

Potential Payments upon Termination or Change in Control

The table below describes the payments and benefits to which each of our active NEOs would have been entitled (i) had their employment terminated on December 31, 2023 (a) by us without cause or by them with good reason, (b) because of their death, (c) due to their disability or (d) upon their retirement or (ii) upon a change in control. In addition to the specific payments and benefits described below for each NEO, our NEOs also would have been entitled to receive any benefits due under the terms of our benefit plans and programs, including our deferred compensation plans described in further detail in the “Nonqualified Deferred Compensation in and as of Fiscal Year-End” table above. All amounts are estimates only, and actual amounts will vary depending upon the facts and circumstances applicable at the time of the triggering event.

2024 Proxy Statement	46

NAME	BASE SALARY CONTINUATION ($)	ANNUAL CASH BONUS CONTINUATION ($)	ACCRUED ANNUAL CASH BONUS ($)	ACCELERATION/ CONTINUED VESTING & EXERCISABILITY OF UNVESTED STOCK OPTIONS(1) ($)	ACCELERATION/ CONTINUED VESTING OF UNVESTED STOCK UNITS(1) ($)	HEALTH BENEFIT CONTINUATION ($)	TOTAL ($)
Brian L. Roberts
Without Cause/ With Good Reason(2)	7,500,000	22,500,000	7,500,000	15,799,956	49,205,751	36,608	102,542,315
Death(3)	—	—	7,500,000	15,799,956	49,205,751	207,448	72,713,155
Disability(4)	7,500,000	22,500,000	7,500,000	15,799,956	49,205,751	—	102,505,707
Retirement(5)	—	—	—	15,799,956	49,205,751	—	65,005,707
Change in Control(6)	—	—	—	—	—	—	—
Michael J. Cavanagh
Without Cause/ With Good Reason(7)	5,000,000	7,500,000	7,391,538	3,740,085	12,658,925	23,594	36,314,142
Death/Disability(8)	625,000	—	7,391,538	29,861,103	37,824,878	—	75,702,519
Retirement(5)	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—
Jason S. Armstrong
Without Cause/ With Good Reason(7)	3,600,000	3,600,000	3,554,716	402,136	1,535,364	23,325	12,715,541
Death/Disability(8)	450,000	—	3,554,716	1,788,954	7,461,911	—	13,255,581
Retirement(5)	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—
Thomas J. Reid
Without Cause/ With Good Reason(7)	3,600,160	3,600,160	3,600,160	415,472	4,132,205	18,341	15,366,498
Death/Disability(8)	450,020	—	3,600,160	1,985,670	11,487,385	—	17,523,235
Retirement(5)	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—
Jennifer Khoury
Without Cause/ With Good Reason(7)	3,000,000	2,250,000	2,241,347	165,020	819,688	23,594	8,499,649
Death/Disability(8)	375,000	—	2,241,347	603,543	3,386,623	—	6,606,513
Retirement(5)	—	—	—	—	—	—	—
Change in Control(6)	—	—	—	—	—	—	—
(1)	Based on the closing market price of a share of our Class A common stock as of December 29, 2023 ($43.85), minus, in the case of stock options, the exercise price. PSUs and the Performance Option granted to Mr. Cavanagh are based on the target vesting.
(2)	Mr. Roberts’ termination without cause or with good reason would entitle him to (i) payment of his base salary on a monthly basis for three years after the termination date, (ii) payment of his annual cash bonus (appropriately prorated for partial calendar years), assuming full achievement of performance goals, on an annual basis for three years and (iii) vesting of his unvested stock options and stock units in accordance with their terms as if his employment had continued. Mr. Roberts’ receipt of the payments and benefits is subject to his execution of our standard agreement containing certain mutual releases. Mr. Roberts is also entitled to receive a prorated annual cash bonus for the year of his termination, assuming full achievement of the performance goals, and to continued health and welfare benefits for three years after the termination date.
(3)	Upon Mr. Roberts’ death, his unvested stock options and stock units will vest in full and his options will remain exercisable for the remainder of their terms. His spouse or his or her estate will receive payment of his annual cash bonus, prorated to reflect the number of days he was employed during the year of his death (assuming full achievement of the performance goals), and his spouse will receive health and welfare benefits during her lifetime.
(4)	If Mr. Roberts’ employment is terminated by reason of his disability, we must continue to pay his base salary on a monthly basis for three years, his annual cash bonus (appropriately prorated for partial calendar years), assuming full achievement o performance goals, on an annual basis for three years, and his unvested stock options and stock units will vest in full and his options will remain exercisable for the remainder of their term. In the event of Mr. Roberts’ death prior to the end of such three-year period, no remaining payments will be made. Mr. Roberts is also entitled to receive a prorated annual cash bonus for the year of his termination, assuming full achievement of the performance goals.

47	2024 Proxy Statement

(5)	Certain senior executives, including our NEOs, are entitled to continued vesting on retirement. For stock options granted before 2021 to Messrs. Roberts, Cavanagh and Reid, and before 2023 to Mr. Armstrong and Ms. Khoury, NEOs who reach the age of 62 are entitled to the continued vesting and exercisability of options following termination for (a) 36 and 39 months, respectively, with 10 years of service, (b) 60 and 63 months, respectively, with 15 years of service and (c) 114 and 117 months, respectively, with 20 years of service, provided that no option will be exercisable after the 10th anniversary of the date of grant. For stock units granted before 2021 to Messrs. Roberts, Cavanagh and Reid, and before 2023 to Mr. Armstrong and Ms. Khoury, NEOs who reach the age of 62 are entitled to the continued vesting of stock units following termination for (x) 36 months with 10 years of service, (y) 48 months with 15 years of service and (z) 60 months with 20 years of service. For stock option and stock unit awards granted in 2021 and subsequent years to Messrs. Roberts, Cavanagh and Reid and in 2023 and subsequent years to Mr. Armstrong and Ms. Khoury, NEOs qualify for continued vesting on retirement when the sum of the NEO’s age and completed years of service equals or exceeds 70 (provided that the NEO has reached age 62 and completed 5 years of service).
(6)	None of our NEOs’ employment agreements provides for the automatic accelerated vesting of equity awards in connection with a change in control (a “single trigger”), and none of our NEOs’ employment agreements, other than Mr. Roberts’, provides for the automatic accelerated vesting of equity awards upon the occurrence of one or more specified events that may follow a change in control, such as a termination of employment (a “double trigger”). Under Mr. Roberts’ employment agreement, if we were to terminate Mr. Roberts’ employment following a change in control transaction, it would be treated as a termination without cause and he would be entitled to the same amounts set forth in the “Without Cause/With Good Reason” category, as described in footnote (2) to this table.
(7)	If we terminate such executive’s employment without cause or the executive terminates with good reason, they will receive their then-current base salary for a period of 24 months, and they are entitled to receive continued health benefits for a period of 18 months. If the executive becomes reemployed, these payments will be reduced by the amount of any compensation earned or received by the executive in respect of such period and we will stop providing health and welfare benefits. Such executive will receive the full (non-prorated) amount of the current year’s annual cash bonus (assuming full achievement of performance goals) and the following year’s target annual cash bonus (prorated for time employed during the year of termination and assuming full achievement of performance goals). Stock options and stock units will continue to vest in accordance with their respective terms for 12 months following termination, and vested stock options will remain exercisable for a period equal to the lesser of 15 months or the end of the stock options’ term. Mr. Roberts, who is over the age of 62, is entitled to receive retirement-related compensation as set forth in footnote (5) to this table. The executives’ receipt of the payments and benefits described above are subject to execution of our standard agreement containing certain mutual releases.
(8)	If such executive’s employment terminates due to his or her death or disability, the executive or his or her estate will receive three months of base salary and payment of annual cash bonus, prorated for time employed during the year of such termination (assuming full achievement of performance goals), and stock options and stock units will fully vest, with stock options remaining exercisable for the remainder of their terms.

Equity Compensation Plan Information

The following table summarizes our equity plan information as of December 31, 2023.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(1) (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2) ($) (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS EXCLUDING SECURITIES REFLECTED IN COLUMN (A)(3) (c)
Equity compensation plans approved by security holders	309,793,067	41.38	385,276,516
Equity compensation plans not approved by security holders	—		—
Total	309,793,067		385,276,516
(1)	Includes shares of Class A common stock under the following plans: Comcast Corporation 2003 Stock Option Plan, Comcast Corporation 2002 Restricted Stock Plan (under which RSUs and PSUs have been granted), Comcast Corporation 2023 Omnibus Equity Incentive Plan (“2023 Omnibus Plan”), Comcast Corporation 2002 Employee Stock Purchase Plan (“2002 ESPP”), Comcast-NBCUniversal 2011 Employee Stock Purchase Plan (“2011 ESPP”) and Comcast Corporation 2019 Omnibus Sharesave Plan (“Sharesave Plan”). Also includes our 2002 and 2005 Deferred Compensation Plans (under which shares of Class A common stock have been credited to participants’ accounts). After the 2023 Omnibus Plan was approved by shareholders at our 2023 annual meeting, the 2003 Stock Option Plan and 2002 Restricted Stock Plan were frozen and no new awards were granted under such plans.
(2)	The weighted-average exercise price only reflects stock options under our 2003 Stock Option Plan.

2024 Proxy Statement	48

(3)
The number of shares available for issuance includes the following number of shares of Class A common stock: 271,964,534 shares available for issuance under the 2023 Omnibus Plan; 3,571,562 shares available for issuance under the Sharesave Plan; 1,041,361 shares that were issued in connection with the fourth quarter 2023 purchase period under the 2002 ESPP and 102,169,657 shares available for issuance under the 2002 ESPP; and 322,413 shares that were issued in connection with the fourth quarter 2023 purchase period under the 2011 ESPP and 6,206,989 shares available for issuance under the 2011 ESPP.

CEO Pay Ratio

We are required under SEC rules to provide a pay ratio comparing Mr. Roberts’ 2023 compensation to our median employee’s 2023 compensation (excluding Mr. Roberts). To identify the median employee, we engaged an unaffiliated third-party advisory services firm to conduct a statistical sampling of approximately 197,220 full-time, part-time, seasonal and temporary employees as of December 31, 2023 (which included approximately 65,686 non-U.S. employees) based on comparisons of base wages.

All of our part-time, seasonal and temporary employees as of December 31, 2023, including in our theme park and entertainment production businesses, were required to be taken into account for purposes of identifying our median employee under SEC rules. SEC rules do not permit us to annualize the compensation paid to these workers as if they were full-time employees, which has the effect of reducing the level of our median employee’s total compensation relative to what it would have been had the rules permitted us to annualize compensation across our entire workforce or to use only full-time U.S. employees. As a result, the impact of this rule may be different for us than some companies in our peer groups given the composition of our workforce across our uniquely diversified company, and year-over-year comparisons may not be meaningful. We believe putting into context how our median employee was identified highlights why that employee’s compensation and the resulting pay ratio, and year-over-year changes thereto, should not be compared on an “apples-to-apples” basis.

We have estimated that our pay ratio for 2023 is 398 to 1, calculated by dividing Mr. Roberts’ 2023 total compensation set forth in the Summary Compensation Table, adjusted as described below, by $89,104, which represents the annual total compensation of our median employee. Our median employee’s annual total compensation was determined using the same methodology we used to determine the annual total compensation of our NEOs, which, along with Mr. Roberts’ compensation, was then adjusted to include the cost to Comcast of specified employee benefits provided on a non-discriminatory basis.

As permitted under SEC rules, we adjusted our total employee population for purposes of identifying our median employee by excluding approximately 2.8% of our employee population as follows (all amounts are approximate): 2.3% in India; 0.4% in Ireland; and 0.1% in Mexico.

Pay Versus Performance

The table below provides information on the compensation for our CEO and the average compensation for our other NEOs, both as reported in the Summary Compensation Table and with certain adjustments to reflect the compensation “actually paid” to such individuals, as defined under SEC rules, for each of 2023, 2022, 2021 and 2020. The table also provides information on our cumulative TSR, the cumulative TSR of our peer group, Net Income and Adjusted EBITDA.

	SUMMARY COMPENSATION TABLE TOTAL FOR PEO(1) ($) (b)	COMPENSATION ACTUALLY PAID TO PEO(2) ($) (c)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOs(1) ($) (d)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOs(2) ($) (e)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:		NET INCOME ($ IN BILLIONS)(4)(5) (h)	ADJUSTED EBITDA* ($ IN BILLIONS)(5)(6) (i)
YEAR (a)					TOTAL SHAREHOLDER RETURN(3)(5) ($) (f)	PEER GROUP TOTAL SHAREHOLDER RETURN(3)(5) ($) (g)
2023	35,473,666	71,202,103	14,498,736	27,073,830	107.23	86.75	15.1	37.6
2022	32,069,850	(4,091,854)	24,672,250	10,501,980	83.09	79.14	4.9	36.5
2021	33,978,581	31,854,876	21,905,224	20,790,358	116.51	102.76	13.8	34.7
2020	32,713,267	54,701,549	17,695,036	26,502,693	119.16	111.90	10.7	30.8
*	Reconciliations of non-GAAP financial metrics to GAAP are set forth in Appendix A.
(1)
Compensation for our PEO, Mr. Roberts, reflects the amounts reported in the “Summary Compensation Table” for the respective years. Average compensation for non-PEO NEOs in 2023 is for Messrs. Cavanagh, Armstrong, Reid and Ms. Khoury, in 2022 and 2021 is for Messrs. Cavanagh, Shell and Watson and Ms. Strong, and for 2020 is for Messrs. Cavanagh, Shell, Watson and Reid.

49	2024 Proxy Statement

(2)
Compensation “actually paid” for the PEO and average compensation “actually paid” for our non-PEO NEOs in 2023, 2022, 2021 and 2020 reflects the respective amounts set forth in columns (b) and (d) in the above table, adjusted in the table below, as determined in accordance with SEC rules. For awards that remain unvested or unexercised as of the end of the year, the ultimate value that will be realized upon vesting or upon exercise may be more or less than the current fair value below. See the “Option Exercises and Stock Vested” table on page 45 for the value of any such amounts received in 2023.

	LESS STOCK/ OPTION AWARD VALUE REPORTED IN SUMMARY COMPENSATION TABLE FOR THE COVERED YEAR ($)	PLUS FAIR VALUE FOR UNVESTED AWARDS GRANTED IN THE COVERED YEAR ($)	CHANGE IN FAIR VALUE OF OUTSTANDING UNVESTED AWARDS FROM PRIOR YEARS ($)	CHANGE IN FAIR VALUE OF AWARDS FROM PRIOR YEARS THAT VESTED IN THE COVERED YEAR ($)	LESS FAIR VALUE OF AWARDS FORFEITED DURING THE COVERED YEAR ($)	NET ADJUSTMENT ($)
PEO 2023	(24,224,618)	42,115,795	18,326,999	(489,739)	—	35,728,437
PEO 2022	(21,863,723)	22,285,379	(31,633,629)	(4,949,732)	—	(36,161,704)
PEO 2021	(21,988,022)	21,524,528	(5,141,104)	3,480,893	—	(2,123,705)
PEO 2020	(21,185,427)	33,698,156	17,130,816	(7,655,263)	—	21,988,282
Non-PEO NEOs 2023	(7,636,176)	13,275,920	6,995,673	(60,324)	—	12,575,094
Non-PEO NEOs 2022	(15,386,069)	15,604,969	(12,701,844)	(1,687,326)	—	(14,170,270)
Non-PEO NEOs 2021	(10,410,915)	10,191,675	(1,844,037)	948,410	—	(1,114,866)
Non-PEO NEOs 2020	(8,619,244)	13,815,414	5,498,177	(1,886,689)	—	8,807,657

Fair values are calculated in accordance with FASB ASC Topic 718 as of the end of the respective fiscal year, other than awards that vest in the covered year, which are valued as of the applicable vesting dates. Stock option fair values were calculated using the Black-Scholes option pricing model, determined based on the same methodology as used to determine grant date fair values but using the common stock closing price on the applicable revaluation date, and in all cases based on volatility, term to exercise, dividend yields and interest rates determined as of the revaluation date. For PSUs and RSUs granted prior to 2021, the fair values were determined by multiplying the Class A common stock closing price on the valuation date by the number of outstanding shares, adjusted for dividends accrued, and, for PSUs as defined in the Glossary to FASB ASC Topic 718, taking into account the probable outcome of the PSUs’ performance conditions as of the valuation date. For PSUs granted in 2021 and subsequent years, fair values were calculated using a Monte Carlo simulation model, determined based on the probable outcome of the performance condition as of the applicable year-end revaluation date(s).

No awards were granted and vested within the same year in any period covered by the table above, and no dividends, dividend equivalents or other earnings are paid on equity awards prior to their vesting dates.

(3)
TSR is cumulative for the measurement period beginning on December 31, 2019 and ending on December 31 of each of 2023, 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The composition of the peer group (the “TSR Peer Group”) is the “Peer Group Index” set forth in the Stock Performance Graph of our Annual Report on Form 10-K for the year ended December 31, 2023. As discussed in our Annual Report on Form 10-K for the year ended December 31, 2023, we updated the composition of our TSR Peer Group in 2023 following the change in our segment reporting to simplify the calculation, remove DISH Network Corporation due to its smaller market capitalization and to add Fox Corp. The 2023 Peer Group Cumulative TSR for the prior TSR Peer Group was $91.18.

(4)	Reflects “Net Income” in our Consolidated Statement of Income included in our Annual Reports on Form 10-K for each of the years ended December 31, 2023, 2022, 2021 and 2020.
(5)
The following table describes the relationship between company financial performance measures included in the Pay Versus Performance Table and the compensation “actually paid” to our NEOs, as reported in that table for the covered period, and the relationship between our cumulative TSR and the cumulative TSR of the TSR Peer Group over the covered period.

2024 Proxy Statement	50

PERFORMANCE MEASURE	2023 ($)	2022 ($)	2021 ($)	2020 ($)	2022-23 YOY CHANGE	2021-22 YOY CHANGE	2020-21 YOY CHANGE
Compensation “Actually Paid” to PEO	71,202,103	(4,091,854)	31,854,876	54,701,549	1840%**	(113)%	(42)%
Average Compensation “Actually Paid” to non- PEOs	27,073,830	10,501,980	20,790,358	26,502,693	158%	(49)%	(22)%
Adjusted EBITDA* (in billions)	37.6	36.5	34.7	30.8	3%	5%	13%
Net Income (in billions)	15.1	4.9	13.8	10.7	208%	(64)%	29%
Company’s Cumulative TSR	107.23	83.09	116.51	119.16	29%	(29)%	(2)%
Peer Group Cumulative TSR	86.75	79.14	102.76	111.90	10%	(23)%	(8)%
*	Reconciliations of non-GAAP financial metrics to GAAP are set forth in Appendix A.
**	This percentage change is not considered meaningful, given it compares a negative amount in 2022 against a positive amount in 2023. Percentage is calculated comparing the total change to the absolute value of the prior year amount.

For a discussion of the impact of Adjusted EBITDA on the amounts of the 2023 annual cash bonus received by our NEOs, please refer to “Compensation Decisions – Annual Cash Bonus” above on page 31 (and with respect to 2020, 2021 and 2022, please refer to pages 37-40 of our 2021 proxy statement, pages 35-39 of our 2022 proxy statement and pages 44-47 of our 2023 proxy statement for similar discussions).
Net Income is not used in the design of our executive compensation program. As a result, it does not directly impact the amount of compensation “actually paid” to our NEOs.
TSR, which can be affected by external factors such as economic and market conditions beyond our NEOs’ control, impacts the amount of equity compensation “actually paid” to our NEOs. Because a significant portion of the compensation “actually paid” to our NEOs is in the form of PSUs that vest over three years (in the case of PSUs granted in 2021 and subsequent years) and five years (in the case of grants made in 2019 and 2020), and stock options that vest over five years (in the case of stock options granted in 2021 and subsequent years) and 9.5 years (in the case of stock options granted between 2012-2020), the ultimate value of such compensation “actually paid” to our NEOs in respect of equity awards is inherently tied to our stock price. TSR is also used as a modifier to the level of attainment of the performance goals applicable to the PSUs granted to our NEOs in 2021 and subsequent years, as further described in “Compensation Decisions – Equity-Based Incentive Compensation – PSUs.”

(6)	The following table sets forth an unranked list of the financial performance measures “most important” in 2023 for linking our NEOs’ compensation “actually paid” to company performance, which are the financial measures used in our annual cash bonus and long-term incentive program, as specifically listed below.
Performance Measure Adjusted EBITDA Free Cash Flow Revenue ROIC Adjusted EPS growth (relative to S&P 100 EPS)
These financial quantitative measures generally reflect those used internally to measure our performance and externally to report to investors, and we believe that, taken together, they provide a holistic measure of Company growth, shareholder value and overall financial performance. We do not consider any one of the above performance measures to be the single most important financial measure for our company or executive compensation design. However, for purposes of compiling the above table in compliance with the SEC rules, which require us to present one of these most important measures, we are presenting Adjusted EBITDA. For more detail on these measures and why we believe that they are important in structuring our incentive compensation programs and linking pay with performance, please see the discussion under “Our Approach to Compensation” on page 29.

Shareholder Proposal

We received the following shareholder proposal. To be voted upon at our 2024 annual meeting of shareholders, the proponents, or a representative of the proponents qualified under Pennsylvania law, must be present at the meeting to present the proposal. We provide the name and address of the proponent below. We will promptly supply the number of shares of our Class A common stock or, if not available, the market value of our Class A common stock held by the proponents, upon oral or written request to the Secretary.

All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. Other than adding a brief title, we have included the text of the proposal and the shareholder’s supporting statement. Following the proposal, we explain why our Board recommends a vote AGAINST it.

51	2024 Proxy Statement

Proposal 4:
Shareholder Proposal to Report on Political Expenditures Misalignment with Company Values
Our Board unanimously recommends that shareholders vote “AGAINST” this shareholder proposal.

The following proposal and supporting statement were submitted by John Silva and Shana Weiss, c/o Arjuna Capital, 13 Elm Street, Manchester, MA 01944.

Supporting Statement

Political Expenditures Misalignment with Company Values

WHEREAS: Comcast Corporation (“Comcast”) is one of the nation’s largest corporate political spenders. In 2022, the Company contributed about 14 million dollars to lobbying, 9 million dollars to political contributions, and 14 million dollars to trade associations and nonprofit organizations.1

Comcast states that its PAC Board and Vice President of Political Affairs review political contributions against criterion listed in its Statement on Political and Trade Association Activity. The Company states its contributions are bipartisan, and that “no one criterion or public policy position determines whether a candidate receives a contribution.”2

Given the sheer volume of Comcast’s political spending and because spending decisions are not based solely on one public policy decision, it is crucial Comcast provides greater transparency into its political spending decision-making and regularly monitors for corporate values alignment. Especially in the current environment of increased political scrutiny, transparency into political spending alignment provides assurance the Company is adhering to its stated business interests and values.

Inconsistencies in Comcast’s stated political spending criterion and contributions may pose significant risks to the Company’s business and reputation. For example, Comcast states it supports candidates that “respect democracy and the rule of law.” Yet, Comcast supports politicians who advanced fictitious stolen 2020 election narratives. Continued support of these politicians may contribute to a denigration of the United States’s political stability, ultimately jeopardizing Comcast’s business interests.

Additionally, Comcast contributes to candidates who “support policies that make it easier to hire and retain a skilled workforce.” Yet, Comcast contributed 8 million to political recipients working to weaken reproductive health care, which undermines the Company’s ability to attract and retain female talent within restrictive states.

The Center for Political Accountability’s Model Code of Conduct advises companies to conduct a political spending misalignment review to mitigate reputational and business risks.3 Comcast should establish transparent reporting on political spending misalignment so shareholders have greater insight into how the Company balances competing interests when making political contributions.

RESOLVED: Shareholders request that Comcast publish an annual report, at reasonable expense, analyzing the congruence of the Company’s political and electioneering expenditures during the preceding year against publicly stated company values and policies, listing and explaining any trends of incongruent expenditures, and stating whether the Company has made, or plans to make, changes in contributions or communications to candidates as a result of identified incongruencies.

SUPPORTING STATEMENT: Proponents recommend, at management discretion, Comcast report metrics illuminating the degree to which political contributions align with stated values and policy priorities year over year, and present such metrics in the aggregate. Proponents recommend the report contain management’s analysis of risks to the Company’s brand or reputation associated with expenditures in conflict with publicly stated company values. “Electioneering expenditures” means spending, from the corporate treasury and from its PACs, during the year, directly or through third parties, which are reasonably susceptible to interpretation as being in support of or in opposition to a specific candidate.

____________________
[1]	https://corporate.comcast.com/impact/values-integrity/integrity/activity; https://www.opensecrets.org/federal-lobbying/clients/ summary?cycle=2022&id=D000000461
[2]	https://update.comcast.com/wp-content/uploads/sites/33/dlm_uploads/2023/04/Statement-on-Political-and-Trade-Association-Activities-April-5-2023.pdf
[3]	https://www.politicalaccountability.net/wp-content/uploads/2022/06/CPA-Zicklin-Model-Code-of-Conduct-for-Corporate-Political-Spending.pdf

2024 Proxy Statement	52

Company Response to Shareholder Proposal

This proposal, in nearly identical form, appeared in our 2023 proxy statement, with over 80% of our shareholders voting against it. Our Board concluded then, and continues to believe now, that this proposal is not in the best interest of our shareholders as described below.

We believe that it is both important and necessary to engage in the political process to protect our company, and ultimately our shareholders, particularly in light of the highly-regulated communications and media/entertainment industries in which we operate. Our current policies, practices and disclosures provide meaningful transparency and accountability with respect to our political activities – ranking us among companies with best-in-class transparency, as evidenced by our “Trendsetter” designation in the 2023 CPA-Zicklin Index. Moreover, our Board and management team have implemented robust governance processes and oversight of these matters.

The proposal is misguided in its attempt to define our company’s ‘values’ by selectively highlighting statements and initiatives and drawing conclusions about perceived misalignment to those values. We contribute to a wide range of candidates across parties who appreciate the significance and complexity of the legislative and regulatory challenges confronting our business, and support public policy that promotes our business interests and free market principles. While business-specific issues are the primary drivers of our political contribution criteria, our political contributions are not incongruent with values that guide us as a company: having an entrepreneurial spirit, acting with integrity, having respect for others and giving back to our communities. Particularly when our own employees and customers throughout the country have a broad range of political and other beliefs, we believe that our measured, broad and bipartisan approach to political giving is consistent with both our business interests and values.

As a result, our Board recommends a vote AGAINST this proposal, as it will divert management attention and resources to produce an annual report that yields little incremental benefit in light of our existing robust policies, practices and disclosures.

*******

Extensive public disclosure on political activities, including our political contributions

Significant and detailed information with respect to our Government Affairs and political activities programs is set forth in our Statement on Political and Trade Association Activity (the “Statement”), which is available for review at https://corporate.comcast.com/values/integrity/activity. As noted in the Statement:

●	We provide a semi-annual report of our contributions to federal, state and local candidates, political parties, political committees, other political organizations exempt from federal income taxes under Section 527 of the Internal Revenue Code and ballot measure committees.
●	We provide an annual report of trade organizations organized under Internal Revenue Code Sections 501(c)(6) and 501(c)(4) to which we contribute at least $50,000 per year, where a portion of the contributions is identified as used for nondeductible lobbying or political expenditures, as well as the nondeductible portion of the payments.
●	Our federal advocacy disclosure reports filed with the U.S. Congress are available at http://disclosures.house.gov/ ld/ldsearch. We also file state and local lobbying reports according to state and local regulatory requirements, which are publicly available.
●	We do not (either directly or through our corporate directors, officers or certain other senior executives) make independent expenditures or contribute to federal, state or local political committees that only make independent expenditures (so-called “SuperPACs”) or contribute to any organization for the purpose of funding independent expenditures.
●	We do not (either directly or through our corporate directors, officers or certain other senior executives) support other non-profits, such as 501(c)(4) organizations, for the purpose of funding political activity or unregulated 527 political organizations (entities that are not registered as PACs under state or federal campaign finance laws) for the purpose of funding political advertising. Before making any contributions to these organizations, we must receive written representations that our funds will be used in a manner acceptable to us, including that they will not be used, directly or indirectly, to make contributions to candidate campaigns, political parties, other organizations registered as political committees or SuperPACs, or to make independent expenditures.

As a result of our extensive disclosures, we have been recognized as a leader in providing the highest level of political transparency and accountability and were recognized in 2023 as a “Trendsetter” – the highest possible ranking – by the CPA-Zicklin Index.

Alignment of engagement in the political process with business mission

As one of the world’s largest media and technology companies, laws at the federal, state and local levels may have a significant impact on our company and shareholders. As disclosed in the Statement:

53	2024 Proxy Statement

●	We participate in the political process in a bipartisan manner, guided by the best interests of our company. In general, candidates we support demonstrate consistency with respect to their policy positions and legislative records related to our business interests and free market principles, which in turn helps us to deliver sustainable long-term success. The Statement provides a further detailed list of specific contribution criteria.
●	Contributions are made without regard for the personal political preferences of our officers or directors.
●	No one criterion or public policy position determines whether a candidate receives a contribution, and a contribution is not an endorsement of every position taken by an official on every issue. In addition to considering our business objectives, we are aware that there are other issues that impact our customers and employees. While we may consider some of these issues in our contribution review process, we address them more directly through our active involvement in the communities we serve and our commitment to using our programming, partnerships and charitable giving to create positive change and a more just society.

Certain third-party advocacy organizations may put pressure on companies to make or refrain from making political contributions in line with the organization’s political goals. This may include criticism of corporate contributions to an individual candidate where such candidate does not align with the third party’s own political goals, even if the company’s contribution was driven by an important business consideration. While we may consider non-business issues as part of our contribution review process, we believe that our company and our shareholders are best served by us conducting our political activities in a bipartisan manner focused on our business priorities rather than in a partisan politicized manner, particularly when our own employees and customers throughout the country have a broad range of political and other beliefs.

We also make our voice heard through participation in trade associations and by supporting advocacy organizations. We support these organizations for a variety of reasons, ranging from our interest in the community, to taking advantage of industry expertise, or because they have common goals and interests on key strategic policy and business issues. Our participation in trade associations, particularly those representing a range of industry sectors, comes with the understanding that we might not agree with every position held by the association or its other members, and that some misalignment is an unavoidable consequence of any collective endeavor. We respect the independence and agency of trade associations and third parties to shape their own policy agendas, events and advocacy positions, and our participation does not mean that we endorse the organization’s entire agenda, its events or advocacy positions, nor the views of its leaders or members. However, we regularly monitor the positions of these associations to assess alignment with our own and, if there is a significant inconsistency on a core priority of our company, we will convey our concerns to these associations or otherwise engage with the association to address the matter.

Company and Board governance and oversight of political activities

Pursuant to its charter, our GCR Committee, composed entirely of independent directors, is responsible for overseeing our political, lobbying and trade association activities, including evaluation of both the benefits of and risks posed by our political spending, including any potential incongruency with company values and our contribution criteria. The GCR Committee, and at times the full Board, receive periodic reports on our political, lobbying and trade association activities, which at times include a discussion of benefits and risks from these activities. We made several enhancements to our Statement in 2023, including as a result of engagement with our stakeholders:

●	With respect to contribution criteria, we added that, in addition to considering the business objectives set forth in the Statement, we may consider other issues that impact our customers and employees in our contribution review process, although we address those issues more directly through our direct involvement in the communities we serve.
●	With respect to Board oversight, in alignment with the CPA-Zicklin Model Code of Conduct for Corporate Political Spending, we added that the Board’s oversight of political, lobbying and trade association activities includes consideration of both the benefits of and risks posed by these activities.
●	With respect to trade association activities, we noted that, while some misalignment is an unavoidable consequence of any collective endeavor, we regularly monitor the positions of these organizations to assess alignment with our own and, if there is a significant inconsistency on a core priority of our company, we convey our concerns to the association.
●	All corporate and PAC political contribution requests are thoughtfully and rigorously reviewed and approved by a member of our PAC Board and the Vice President of Political Affairs and are reviewed by inside and/or outside legal counsel, as appropriate. Additionally, all contributions to 501(c)(4) organizations are carefully reviewed and approved by the Vice President of Political Affairs and are reviewed by inside and/or outside legal counsel, as appropriate. Further, participation in trade associations is subject to approval by our Chief Legal Officer.

*******

For the reasons set forth above, our Board unanimously recommends AGAINST this proposal.

2024 Proxy Statement	54

Information about Stock Ownership

Outstanding Shares and Voting Rights

At the close of business on April 1, 2024, the record date, we had outstanding 3,925,192,884 shares of Class A common stock and 9,444,375 shares of Class B common stock.

On each matter to be voted on, the holders of Class A common stock and Class B common stock will vote together. As of the record date, each holder of Class A common stock is entitled to 0.07218 votes per share and each holder of Class B common stock is entitled to 15 votes per share.

We must have a quorum to carry on the business of the annual meeting of shareholders. This means that, for each matter presented, shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast on that matter must be represented at the meeting, either by proxy or by attending the meeting. If the meeting is adjourned for one or more periods aggregating at least five days due to the absence of a quorum, those shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of electing directors at such reconvened meeting. If the meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of acting on any matter described in this proxy statement other than the election of directors.

The director candidates who receive the most votes will be elected to fill the available seats on our Board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count for voting purposes on those proposals. Withheld votes in regard to the election of directors, abstentions and broker nonvotes count for quorum purposes, but have no effect on the outcome of the proposals. Broker nonvotes occur on a matter when a bank, brokerage firm or other nominee is not permitted by applicable regulatory requirements to vote on that matter without instruction from the owner of the shares and no instruction is given. Absent instructions from you, your broker may vote your shares on the ratification of the appointment of our independent auditors, but may not vote your shares on the election of directors or any of the other proposals.

Principal Shareholders

This table sets forth information as of December 31, 2023 about persons we know to beneficially own more than 5% of any class of our voting common stock.

TITLE OF VOTING CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT BENEFICIALLY OWNED	PERCENT OF CLASS
Class A common stock	The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	378,000,220 (1)	9.4%
Class A common stock	BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	298,215,422 (2)	7.4%
Class B common stock	Brian L. Roberts One Comcast Center, Philadelphia, PA 19103	9,444,375 (3)	100%
(1)	This information is based upon a Schedule 13G/A filing with the SEC on February 13, 2024 made by The Vanguard Group setting forth information as of December 31, 2023. The Vanguard Group disclosed having sole voting power over 0 shares of our Class A common stock, shared voting power over 5,119,453 shares of our Class A common stock, sole dispositive power over 360,185,849 shares of our Class A common stock and shared dispositive power over 17,814,371 shares of our Class A common stock.
(2)	This information is based upon a Schedule 13G/A filing with the SEC on February 13, 2024 made by BlackRock, Inc. setting forth information as of December 31, 2023. BlackRock, Inc. disclosed having sole voting power over 267,562,663 shares of our Class A common stock and sole dispositive power over 298,215,422 shares of our Class A common stock.
(3)	Includes 9,444,375 shares of Class B common stock owned by a limited liability company of which Mr. Roberts is the managing member. The shares of Class B common stock beneficially owned by Mr. Roberts represent 33 1/3% of the combined voting power of the two classes of our voting common stock, which percentage is generally non-dilutable under the terms of our articles of incorporation. Under our articles of incorporation, each share of Class B common stock is convertible at the shareholder’s option into a share of Class A common stock. For information regarding Mr. Roberts’ beneficial ownership of Class A common stock, see the table immediately below, “Security Ownership of Directors and Executive Officers.”

55	2024 Proxy Statement

Security Ownership of Directors and Executive Officers

This table sets forth information about the amount of common stock beneficially owned by (i) our current directors (all of whom, other than Mr. Hassell and Ms. Montiel, are also director nominees), (ii) the NEOs listed in “Executive Compensation Tables – Summary Compensation Table” and (iii) our current directors and executive officers as a group. No shares of common stock held by our directors or executive officers are held in margin accounts or have been hedged or pledged.

	AMOUNT BENEFICIALLY OWNED(1)				PERCENT OF CLASS
NAME OF BENEFICIAL OWNER	CLASS A(2)		CLASS B		CLASS A(2)	CLASS B
Jason S. Armstrong	536,173		—		*	—
Kenneth J. Bacon	41,990		—		*	—
Thomas J. Baltimore, Jr.	13,589	(3)	—		*	—
Madeline S. Bell	50,838	(4)	—		*	—
Louise F. Brady	7,362		—		*	—
Edward D. Breen	55,973		—		*	—
Michael J. Cavanagh	5,904,276	(5)	—		*	—
Gerald L. Hassell	195,712		—		*	—
Jeffrey A. Honickman	396,577	(6)	—		*	—
Jennifer Khoury	351,428		—		*	—
Wonya Y. Lucas	4,214		—		*	—
Maritza G. Montiel	27,335	(7)	—		*	—
Asuka Nakahara	66,300		—		*	—
David C. Novak	387,873	(8)	—		*	—
Thomas J. Reid	576,505		—		*	—
Brian L. Roberts	31,345,338	(9)	9,444,375	(10)	*	100%	(10)
All directors and executive officers as a group (17 persons)	40,268,422		9,444,375		*	100%
*	Less than 1% of the outstanding shares of the applicable class.
(1)	Beneficial ownership as of February 28, 2024 (except for Ms. Lucas, which is as of April 15, 2024 when she first became a director) has been determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Includes beneficial ownership of the following number of shares for which the following persons hold options exercisable on or within 60 days of February 28, 2024: Mr. Armstrong, 498,044; Mr. Cavanagh, 4,155,270; Ms. Khoury, 306,848; Mr. Reid, 470,146; Mr. Roberts, 5,570,447; and all executive officers as a group, 11,273,063.
Includes beneficial ownership of the following number of shares underlying stock units held by the following persons that vest on or within 60 days of February 28, 2024: Mr. Armstrong, 12,822; Mr. Cavanagh, 342,689; Ms. Khoury, 12,885; Mr. Reid, 80,116; Mr. Roberts, 418,990; and all executive officers as a group, 879,352.
Includes the following number of shares that will be paid at a future date in stock under our deferred compensation plans for the following persons: Mr. Baltimore, 12,468; Ms. Bell, 42,333; Ms. Brady, 7,362; Mr. Breen, 1,115; Mr. Hassell, 191,002; Mr. Honickman, 275,144; Ms. Montiel, 15,340; Mr. Nakahara, 62,108; and Mr. Novak, 58,323.
(3)	Includes 477 shares held by his spouse.
(4)	Includes 2,200 shares held jointly by her and her spouse and 400 shares held by her spouse.
(5)	Includes 238,540 shares and 1,167,777 shares underlying options held by a trust of which his spouse is a trustee.
(6)	Includes 20,150 shares held by trusts of which he is a trustee.
(7)	Includes 425 shares held in an individual retirement account.
(8)	Includes 500 shares held by family trusts.
(9)	Includes 286,044 shares owned by his spouse; 1,032,645 shares owned by a family charitable foundation of which his spouse is a trustee; and 16,799,517 shares owned by certain family trusts. Does not include shares of Class A common stock issuable upon conversion of Class B common stock beneficially owned by him; if he were to convert the Class B common stock into Class A common stock, he would beneficially own approximately 1% of the Class A common stock.
(10)	See footnote (3) under “— Principal Shareholders” above.

2024 Proxy Statement	56

Delinquent Section 16(a) Reports

Our directors and executive officers file reports with the SEC pursuant to Section 16(a) of the Exchange Act indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. Based on our review of such reports and written representations from the individuals required to file the reports, we believe that all filings required to be made by our reporting persons for 2023 were made on a timely basis, other than a late Form 4 filing on behalf of Thomas J. Reid with respect to one transaction and an amendment to each of the Form 3s filed on behalf of Jason S. Armstrong and Jennifer Khoury to report holdings which were inadvertently omitted from the Form 3s originally filed.

Compensation of Directors

Director Compensation Program

From time to time, the CHC Committee directs an independent compensation consultant to provide analyses with respect to various nonemployee director compensation data. Korn Ferry last provided this analysis in 2023. Pursuant to Korn Ferry’s recommendations in 2023, the CHC Committee recommended and the Board approved certain changes to nonemployee director compensation effective October 1, 2023 to (1) increase the annual retainer from $110,000 to $120,000, (2) increase the value of the annual stock grant from $195,000 to $225,000 and (3) increase the GCR Committee chair and member retainers from $20,000 and $12,500, respectively, to $40,000 and $15,000, respectively. Our current nonemployee director annual compensation reflecting these changes is as follows:

DIRECTOR FEES	COMMITTEE MEMBERSHIP FEES FOR EACH BOARD COMMITTEE

Annual Retainer $120,000 FMV of Annual Grant of Shares of CMCSA $225,000 Chair $40,000 Member $15,000

The annual retainer may be received, at the election of the nonemployee director, in shares of Class A common stock, the receipt of which may be deferred in whole or in part. The receipt of the annual stock grant (which is fully vested upon grant) also may be deferred in whole or in part, as may any fees received by a director. Deferred fees must be invested notionally in a third-party mutual or exchange fund or our Class A common stock fund (with dividends being reinvested in Comcast stock).

A director emeritus receives an annual cash payment equal to the fair market value of our annual stock grant and the same annual retainer as provided above for nonemployee directors for the first year of service and remains eligible for participation in our deferred compensation plans as an active participant for the first two years of service.

Nonemployee directors and directors emeritus are reimbursed for travel expenses for meetings attended and are provided with our high-speed internet, video, voice and home security and automation services at two residences, if in our service areas, at no cost during the time they serve, and for five years thereafter.

Director Stock Ownership Policy

Our nonemployee director stock ownership policy requires our nonemployee directors to hold a number of shares of our common stock having a value equal to five times the director’s annual cash retainer. Each nonemployee director has a period of five years following his or her first year of service to reach this ownership requirement. For purposes of this policy, “ownership” includes 60% of any deferred shares. In determining compliance, the CHC Committee may consider any noncompliance that occurs solely or primarily as a result of a decline in the market price of our stock. All nonemployee directors satisfied the requirements of our stock ownership policy in 2023.

57	2024 Proxy Statement

Director Compensation

The following table sets forth specified information regarding the compensation of our nonemployee directors in 2023. No information is provided for Mr. Roberts, who is an employee director and does not receive compensation for his services as a director, or for Ms. Lucas, who joined our Board in April 2024.

NAME	FEES EARNED OR PAID IN CASH(1) ($)	STOCK AWARDS(2) ($)	TOTAL ($)
Kenneth J. Bacon	137,500	225,006	362,506
Thomas J. Baltimore, Jr.	123,750	371,257	495,007
Madeline S. Bell	125,625	225,006	350,631
Louise F. Brady	33,750	281,273	315,023
Edward D. Breen	152,500	225,006	377,506
Gerald L. Hassell(3)	127,500	225,006	352,506
Jeffrey A. Honickman	165,625	225,006	390,631
Maritza G. Montiel(3)	127,500	225,006	352,506
Asuka Nakahara	127,500	225,006	352,506
David C. Novak	127,500	225,006	352,506
(1)	This column represents all cash retainers and meeting fees earned by our nonemployee directors in 2023, regardless of whether such amounts were deferred or elected to be received in shares of our Class A common stock. Refer to footnote (2) of the Security Ownership of Directors and Executive Officers table for information on shares deferred by directors.
(2)	The amounts in this column represent the aggregate grant date fair value for each award of shares of Class A common stock granted in 2023, in accordance with FASB ASC Topic 718. The amounts in this column were calculated using the valuation assumptions discussed in the “Share-Based Compensation” footnote to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023. The amounts were determined by multiplying the Class A common stock closing price on their respective grant date by the number of shares subject to the grant.
(3)	Mr. Hassel and Ms. Montiel are not nominees for director at our 2024 annual meeting.

Related Party Transactions Policy and Certain Transactions

We review all transactions, except for certain de minimis transactions as set forth in our related party transactions policy, involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members are participants, to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our Chief Legal Officer of any proposed transaction involving us in which such person has a direct or indirect material interest. The proposed transaction is then reviewed by either the independent members of our Board as a whole, the GCR Committee or the Audit Committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the independent members of the Board as a whole, the GCR Committee or the Audit Committee will determine whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

●	the materiality and character of the related person’s interest in the transaction;
●	the commercial reasonableness of the terms of the transaction;
●	the benefit and perceived benefit, or lack thereof, to our company;
●	the opportunity costs of alternate transactions; and
●	the actual or apparent conflict of interest of the related person.

If the reviewing body determines that a transaction has potential conflict of interest issues and other circumstances warrant, it may also recommend that a special committee review the transaction. After such review, the reviewing body approves or ratifies the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of our company and our shareholders. Our related party transactions policy is posted under “Corporate Governance” in the Investors section of our website at www.cmcsa.com.

2024 Proxy Statement	58

Related Party Transactions

Mr. Roberts’ son is an employee of Comcast Spectacor, one of our business units. He received approximately $902,000 in compensation from us and also participated in our employee benefit plans on the same basis as other similarly situated employees in 2023.

Mr. Cavanagh’s daughter is an employee of Comcast Corporation. She received approximately $147,000 in compensation from us and also participated in our employee benefit plans on the same basis as other similarly situated employees in 2023.

Other Information

Who May Vote

Holders of record of Class A and Class B common stock of Comcast at the close of business on April 1, 2024 may vote at the annual meeting of shareholders. The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed, and this proxy statement is being made available, to our shareholders beginning on or about April 26, 2024.

Participating and Voting at the Meeting

Attendance at the meeting for purposes of voting and asking questions is limited to shareholders of record on April 1, 2024. Please be sure to have your proxy voting card or notice with you so that you may access your 16-digit control number to log on to the meeting. If your shares are held in the name of your bank, brokerage firm or other nominee, please have your voting instruction form received from your bank, brokerage firm or other nominee, which will contain the relevant control number.

If you encounter any difficulties accessing the virtual meeting, please call the technical support number that will be posted on the meeting login page. If there are any technical issues in convening or hosting the meeting, we will promptly post information to the Investors section of our website at www.cmcsa.com, including information on when the meeting will be reconvened. If your shares are held in the name of your bank, brokerage firm or other nominee and you have any questions about your control number, please contact the bank, brokerage firm or other nominee that holds your shares.

Conduct of the Meeting

The Chairman of our Board (or any other person designated by our Board) has broad authority to conduct the annual meeting of shareholders in an orderly manner. This authority includes establishing and enforcing rules of conduct, which will be available at the meeting online, for shareholders who wish to participate in the meeting. We have structured our virtual meeting to provide shareholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting. Questions may be submitted during the meeting in the online question box provided at the meeting. Questions submitted in accordance with the rules of conduct generally will be addressed in the order received (both with respect to specific agenda items and the general question and answer session) and will be read as submitted, unless the question is duplicative of a question already asked and answered or is deemed profane or otherwise inappropriate, in which case the question may be edited or paraphrased.

How to Vote

You may vote at the meeting or by proxy before the meeting. We recommend that you vote by proxy even if you plan to participate in the meeting. You can always change your vote at the meeting.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You also may vote for or against the other proposals or abstain from voting.

59	2024 Proxy Statement

You can vote by proxy before the meeting in any of the following ways:

Internet	Telephone	Mail
Go to www.proxyvote.com or scan the QR code on your Notice or proxy card with a smartphone or tablet, and then follow the instructions outlined on the secure website.	Call toll free 1-800-690-6903 and follow the instructions provided on the recorded message. If you hold shares beneficially, through a broker, brokerage firm, bank or other nominee, please refer to the instructions your broker, brokerage firm, bank or other nominee provided to you regarding voting by telephone.	Complete, sign and date your proxy card and return it in the enclosed envelope.

If you vote via the internet or by telephone, your vote must be received by 11:59 p.m. Eastern Time on June 9, 2024.

If your shares are held in the name of your bank, brokerage firm or other nominee, please follow the voting instructions you received from your bank, brokerage firm or other nominee.

If you give us your signed proxy but do not specify how to vote, we will vote your shares (i) in favor of (a) the director candidates, (b) the ratification of the appointment of our independent auditors and (c) the approval, on an advisory basis, of our executive compensation; and (ii) against the shareholder proposal.

Matters to be Presented

We are not aware of any matters to be presented at the meeting other than those described in this proxy statement. If any matters not described in this proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is postponed or adjourned, the proxies will vote your shares on the new meeting date in accordance with your previous instructions, unless you have revoked your proxy.

Revoking a Proxy

You may revoke your proxy before it is voted by:

●	submitting a new proxy with a later date, including a proxy given via the internet or by telephone;
●	notifying our Secretary in writing before the meeting at the address given below; or
●	voting in person at the meeting.

Notice of Electronic Availability of Proxy Materials

Pursuant to the rules of the SEC, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the internet. In compliance with this e-proxy process, on or about April 26, 2024, we mailed to our shareholders of record and beneficial owners the Notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the internet and how to vote online. As a result, you will not receive a paper copy of the proxy materials unless you request one. All shareholders may access the proxy materials on the website referred to in the Notice and in this proxy statement and request to receive a set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a paper or electronic copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. By participating in the e-proxy process, we reduce the impact of our annual meeting of shareholders on the environment and save money on the cost of printing and mailing documents to you. See “Electronic Access to Proxy Materials and Annual Report on Form 10-K” below for further information on electing to receive proxy materials electronically.

2024 Proxy Statement	60

Additional Information on the Annual Meeting of Shareholders

If you have questions or would like more information about the annual meeting of shareholders, you can contact us in any of the following ways:

●Via the internet:	Go to www.proxyvote.com or scan the QR code on your Notice or proxy card with a smartphone or tablet.	●By writing:	Thomas J. Reid, Secretary Comcast Corporation One Comcast Center Philadelphia, PA 19103
●By telephone:	Call toll free 1-866-281-2100

Shareholder Proposals for Next Year

Any shareholder proposals intended to be presented at our 2025 annual meeting of shareholders and considered for inclusion in our proxy materials under Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received no later than December 27, 2024 and must comply with the procedures and requirements of Rule 14a-8. Shareholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded. If the date of our 2025 annual meeting is more than 30 days from June 10, 2025, we will publicly announce a different submission deadline from that set forth above, in compliance with SEC rules.

Any shareholder proposals (other than those proposals seeking to nominate directors) that are intended to be presented at the annual meeting of shareholders in 2025 but not to be included in our proxy materials must comply with the advance notice provision in Section 2.09 of our bylaws. If we call the 2025 annual meeting of shareholders for a date between May 11, 2025 and July 10, 2025, we must receive notice of the proposal at the mailing address given on page 61 on or after February 10, 2025 and no later than the close of business on March 12, 2025. If we call the 2025 annual meeting of shareholders for any other date, we must receive notice of the proposal no later than the close of business on the tenth day following the day on which we first make a public announcement of the date of the meeting. If notice is not received by the close of business on March 12, 2025 (or the close of business on the tenth day following the day we publicly announce the date of our 2025 annual meeting of shareholders, if such meeting is not called for a date between May 11, 2025 and July 10, 2025), the shareholder proposals will be deemed “untimely.”

Shareholders who wish to nominate directors for election must comply with the procedures described under “Corporate Governance and Board Matters – Board of Directors Nominees – Director Nominations – Shareholder Nominees.”

All shareholder proposals should be directed to Thomas J. Reid, Secretary, Comcast Corporation, at our mailing address given on page 61.

Solicitation of Proxies

We pay the cost of this proxy solicitation. Pursuant to SEC rules, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the internet. In addition to soliciting proxies by the internet and mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies for aggregate fees of approximately $33,500 plus reasonable out-of-pocket costs and expenses. The agreement with D.F. King contains customary indemnification provisions. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

Electronic Access to Proxy Materials and Annual Report on Form 10-K

Shareholders can access this proxy statement and our Annual Report on Form 10-K via the internet at www.proxyvote.com or by scanning the QR code on the Notice or proxy card with a smartphone or tablet, and then following the instructions outlined on the secure website. For future annual meetings of shareholders, shareholders can consent to accessing their proxy materials, including the Notice, the proxy statement and the annual report, electronically in lieu of receiving them by mail. To receive materials electronically, you will need access to a computer and an e-mail account. You will have the opportunity to revoke your request for electronic delivery at any time without charge.

61	2024 Proxy Statement

If you are a registered shareholder and you have not already done so, you can choose this electronic delivery option by following the instructions provided when voting via the internet and provided on the proxy card. Your choice will remain in effect unless you revoke it by contacting our transfer agent, Equiniti Trust Company, LLC D/B/A EQ Shareowner Services (“EQ Shareowner Services”), at 1-888-883-8903 or P.O. Box 64854, St. Paul, MN 55164-0854 or by signing on to your account at https://www.shareowneronline.com/comcast. You may update your electronic address by contacting EQ Shareowner Services.

If you hold your shares through a bank, brokerage firm or other nominee and you have not already done so, you can choose this electronic delivery option by contacting your nominee or by following the instructions provided when voting via the internet. Your choice will remain in effect unless you revoke it by contacting your nominee. You may update your electronic address by contacting your nominee.

Important Notice Regarding Delivery of Shareholder Documents

Under SEC rules, delivery of each Notice or a single proxy statement and annual report, as applicable, in a single envelope to two or more shareholders sharing the same mailing address is permitted under certain conditions. This procedure, called “householding,” is available if all of the following criteria are met:

●	you have the same address as other shareholders registered on our books;
●	you have the same last name as the other shareholders; and
●	your address is a residential address or post office box.

If you meet this criteria, you are eligible for householding and the following terms apply. If you are not eligible, please disregard this notice.

How do I consent to, or discontinue, the householding process of receiving just one set of annual disclosure materials?

To give your consent to, or to discontinue, householding, please notify our transfer agent, EQ Shareowner Services, at 1-888-883-8903 or by mail at P.O. Box 64874, St. Paul, MN 55164-0854 if you are a registered shareholder, or your bank or broker if you are a beneficial shareholder. Registered and beneficial shareholders may also discontinue householding by contacting Broadridge by phone at (866) 540-7095 or by mail at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

The householding consent is considered perpetual, which means you will continue to receive a single envelope containing each Notice for the household or a single proxy statement and annual report, as applicable, in the future unless you discontinue this process.

2024 Proxy Statement	62

Appendix A: Reconciliations of Non-GAAP Financial Measures

We believe that the presentation of financial measures not in accordance with generally accepted accounting principles in the United States (“GAAP”) provides useful information to investors regarding our results of operations and financial condition. Our non-GAAP financial measures should be considered in addition to, but not as a substitute for, operating income, net income, net income attributable to Comcast Corporation, earnings per common share attributable to Comcast Corporation shareholders, net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP.

We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. Additional information and reconciliations of Adjusted EBITDA to net income attributable to Comcast Corporation for the years ended December 31, 2021, 2022 and 2023 are set forth in “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” on pages 47-49 of our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on January 31, 2024 (the “10-K”).

Constant currency and constant currency growth rates are calculated by comparing the results for each comparable prior year period adjusted to reflect the average exchange rates from each current year period presented rather than the actual exchange rates that were in effect during the respective periods. Additional information and a reconciliation of constant currency revenue and Adjusted EBITDA growth rates for the Connectivity & Platforms business in 2023 is set forth in “Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Financial Measures” on pages 47-49 of the 10-K.

We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. We believe Free Cash Flow provides a meaningful measure of liquidity and a useful basis for assessing our ability to repay debt, make strategic acquisitions and investments, and return capital to investors through stock repurchases and dividends. It is also a significant performance measure in our annual incentive compensation programs. Additionally, we believe Free Cash Flow is useful to investors as a basis for comparing our performance and coverage ratios with other companies in our industries, although our measure of Free Cash Flow may not be directly comparable to similar measures used by other companies. Free Cash Flow has certain limitations, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary payments, such as mandatory debt repayments, are not deducted from the measure.

RECONCILIATION FROM NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
($ in millions)

	YEAR ENDED DECEMBER 31,
	2023	2022	2021
Net cash provided by operating activities	28,501	26,413	29,146
Capital expenditures	(12,242)	(10,626)	(9,174)
Cash paid for capitalized software and other intangible assets	(3,298)	(3,141)	(2,883)
Free Cash Flow	12,962	12,646	17,089

A-1	2024 Proxy Statement

Appendix B: Nasdaq Board Diversity Matrix

BOARD DIVERSITY MATRIX
	As of April 26, 2024
Total Number of Directors	12
	Female	Male
Part I: Gender Identity
Directors	4	8
Part II: Demographic Background
Black or African American	1	2
Asian or Pacific Islander	—	1
Hispanic/Latino/a/e	1	—
White	2	5

2024 Proxy Statement	B-1

ONE COMCAST CENTER
PHILADELPHIA, PA 19103

SCAN QR BARCODE VIEW MATERIALS & VOTE
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 9, 2024. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.
During The Meeting - Go to comcast.onlineshareholdermeeting.com
You may attend the Meeting and vote during the Meeting when the polls are open via the Internet. We recommend, however, that you vote before the Meeting even if you plan to participate in the Meeting, since you can change your vote during the Meeting by voting when the polls are open. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 9, 2024. Please have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V38918-P08085	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
COMCAST CORPORATION			For All	Withhold All	For All Except
A	Company Proposals — The Board of Directors recommends a vote "FOR" all the nominees listed in Proposal 1:		☐	☐	☐

1.	Election of Directors
	01 - Kenneth J. Bacon 02 - Thomas J. Baltimore, Jr. 03 - Madeline S. Bell 04 - Louise F. Brady 05 - Edward D. Breen	06 - Jeffrey A. Honickman 07 - Wonya Y. Lucas 08 - Asuka Nakahara 09 - David C. Novak 10 - Brian L. Roberts

The Board of Directors recommends a vote "FOR" Proposals 2 and 3:		For	Against	Abstain
2.	Ratification of the appointment of our independent auditors	☐	☐	☐
3.	Advisory vote on executive compensation	☐	☐	☐

B	Shareholder Proposal — The Board of Directors recommends a vote "AGAINST" Proposal 4 if properly presented at the Annual Meeting:	For	Against	Abstain

4.	Report on political expenditures misalignment with company values	☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Within the Box Below
Please sign as name(s) appear(s) hereon. Give full title if you are signing for a corporation, partnership or other entity, or as an attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2024 Annual Meeting of Shareholders

Monday, June 10, 2024

9:00 a.m. Eastern Time

comcast.onlineshareholdermeeting.com

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the impact on the environment and save our company money on the costs incurred in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials, proxy statements, proxy cards and Annual Reports on Form 10-K electronically via e-mail or the Internet. To sign up, please follow the instructions on the reverse side to vote by Internet before the Meeting and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. For further details regarding electronic delivery, please see the "General Information — Notice of Electronic Availability of Proxy Materials" section of our proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Internet Availability of Proxy Materials, the Proxy Statement and the Annual Report are available at www.proxyvote.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
V38919-P08085

COMCAST CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 10, 2024.
I hereby appoint Michael J. Cavanagh and Thomas J. Reid, and each of them acting individually, as proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all shares in Comcast Corporation at the Annual Meeting of Shareholders to be held live via the Internet at comcast.onlineshareholdermeeting.com at 9:00 a.m. Eastern Time on June 10, 2024, and at any adjournment or postponement thereof, upon all matters described in the proxy statement that may properly come before the meeting, in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote on such matter in their discretion, including for any replacement nominee nominated for director by the Board of Directors of Comcast Corporation if a director nominee on this proxy card becomes unavailable to serve. I hereby revoke all previous proxies given to vote at the Annual Meeting or any adjournment or postponement thereof.
I acknowledge receipt of the notice of Annual Meeting of Shareholders, the proxy statement and the Annual Report on Form 10-K of Comcast Corporation.
The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If you are voting with this proxy card, please mark your choices on the other side of this proxy card, sign it where indicated on the other side and return it promptly to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717. If your card is signed and returned without instructions, the shares will be voted in favor of all of the director nominees and any replacement nominee, in favor of Proposals 2 and 3, and against Proposal 4. If you are voting shares held in the Comcast Employee Stock Purchase Plan or the Comcast-NBCUniversal Employee Stock Purchase Plan, voting by Internet, telephone, mail or in person by ballot will vote all of the shares held by you in such plans, as well as any shares held by you as a shareholder of record. If you hold shares that are not represented by this proxy card, you will receive additional proxy card(s) by mail that will allow you to vote the remaining shares.

Continued and to be signed on reverse side